Exhibit 10.9
DISCOVERREADY LLC
THIRD AMENDED AND RESTATED
LIMITED LIABILITY COMPANY AGREEMENT
dated as of November 2, 2009
THE MEMBERSHIP INTERESTS REPRESENTED BY THIS THIRD AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED, OR UNDER ANY OTHER APPLICABLE SECURITIES LAWS. SUCH MEMBERSHIP INTERESTS MAY NOT BE SOLD, ASSIGNED, PLEDGED OR OTHERWISE DISPOSED OF AT ANY TIME WITHOUT EFFECTIVE REGISTRATION UNDER SUCH ACT AND LAWS OR EXEMPTION THEREFROM, AND COMPLIANCE WITH THE OTHER RESTRICTIONS ON TRANSFERABILITY SET FORTH HEREIN.

THIRD AMENDED AND RESTATED
LIMITED LIABILITY COMPANY AGREEMENT
OF
DISCOVERREADY LLC
THIS THIRD AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT, dated as of November 2, 2009, is by and among the Company and the Persons set forth as Members on Exhibit A attached hereto and made a part hereof. Capitalized terms used but not otherwise defined herein shall have the meanings specified in Article I hereof.
RECITALS
A. The Company was formed by the filing of its Certificate of Formation pursuant to the Act on February 7, 2005 for the purpose of conducting the Business.
B. The owners of the Minority Member a party thereto and the Company were parties to the Original Operating Agreement, which governed the constitution and operation of the Company prior to October 31, 2009.
C. The owners of the Minority Member a party thereto and the Company entered into the First Amended and Restated Operating Agreement, which was subsequently amended and governed the constitution and operation of the Company prior to November 1, 2009.
D. On November 1, 2009 all of the owners of the Minority Member contributed (the “Contribution”) all of their Membership Interests in the Company to the Minority Member pursuant to that certain Restructuring Agreement, dated as November 1, 2009, by and among the Minority Member and all of the owners of the Minority Member.
E. Effective immediately after the consummation of the Contribution, the Minority Member and the Company entered into the Second Amended and Restated Operating Agreement, dated as of November 1, 2009, to govern the constitution and operation of the Company from and after the Contribution until the effectiveness of this Agreement.
F. Effective as of the date hereof, Dolan purchased eighty-five percent (85%) of the Membership Interests in the Company from the Minority Member pursuant to the terms of that certain Membership Interests Purchase Agreement, dated as of the date hereof, by and among Dolan, the Company, the Minority Member and the other persons identified therein (the “Membership Interests Purchase Agreement”).
G. The parties hereto now desire to supersede the Second Amended and Restated Operating Agreement by entering into this Agreement which sets forth, among other things, the governance of the Company, the respective ownership interests of the Members, and the relationship of the parties thereto.

AGREEMENT
In consideration of the foregoing premises and the mutual covenants and agreements set forth herein, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
Article I
Defined Terms
In addition to the capitalized terms defined throughout this Agreement, the following capitalized terms shall have the meanings specified in this Article I.
“Acquisition” means (i) the consolidation or merger of a Person into or with the Company in which the Company is the surviving entity, (ii) the acquisition, in one or more transactions, of a majority of the outstanding Equity Interests of a Person by the Company, or (iii) the sale or transfer by a Person of all or a significant portion of its assets or the assets of a division, business unit, business line or other operations of such Person to the Company.
“Act” means the Delaware Limited Liability Company Act, and any successor statute, as amended from time to time.
“Additional Members” means the Persons admitted as additional Members in accordance with Section 3.4.
“Adjusted Capital Account Deficit” means, with respect to any Member, the deficit balance, if any, in such Member’s Capital Account as of the end of the relevant taxable year or other period, after giving effect to the following adjustments:
(a) credit such Capital Account by any amounts which such Member is obligated to restore pursuant to this Agreement (including any note obligations) or is deemed to be obligated to restore pursuant to the penultimate sentence of each of Regulations Sections 1.704-2(i)(5) and 1.704-2(g); and
(b) debit such Capital Account by the items described in Regulations Section 1.704-1(b)(2)(ii)(d)(4), (5) and (6).
The foregoing definition of Adjusted Capital Account Deficit is intended to comply with the provisions of Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.
“Adjusted EBITDA” means the sum, without duplication, of net income of the Company for a specified period, as
(A)
reduced by the amount of any (i) gains derived from any unusual and infrequent, nonrecurring event that would be characterized as “extraordinary” under GAAP, (ii) gains resulting from the sale or other disposition of assets not in the ordinary course of business, (iii) gains attributable to adjustments relating to prior periods; all to the extent the foregoing items are included in the determination of net income; and

(B)
increased by the amount of any (i) interest expense, (ii) income or gross receipts taxes, (iii) depreciation and amortization, (iv) losses derived from any unusual and infrequent, nonrecurring event that would be characterized as “extraordinary” under GAAP, (v) net losses resulting from the sale or other disposition of assets not in the ordinary course of business, and (vi) deductions or losses attributable to adjustments relating to prior periods; all to the extent the foregoing items are deducted in the determination of net income.

“Affiliate” of, or a Person “Affiliated” with, a specified Person means (i) a spouse, descendant (natural or adopted) or ancestor (natural or adopted) of such specified Person, or (ii) a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the specified Person; provided, however, that, for the purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or by contract or otherwise. Without limiting the foregoing, the ownership of ten percent (10%) or more of the voting securities of a Person shall be deemed to constitute control.
“Agreement” means this Third Amended and Restated Limited Liability Company Agreement, as amended, modified, supplemented or restated from time to time in accordance with its terms.
“Appraiser” is defined in Section 7.7(c).
“Assumed Tax Rate” means, with respect to any taxable year of the Company, the maximum federal, state and local income tax rate (adjusted for any deductions or credits allowed by one taxing authority for taxes paid to another taxing authority and further adjusted to the extent the long-term capital gain tax rate is applicable to the taxable income with respect to which tax distributions are to be made under Section 4.1(b)) applicable to an individual resident of New York, New York for such taxable year, all as reasonably determined by the Manager.
“Attorney-in-Fact” is defined in Section 5.10(a).
“Available Cash” means all cash revenues, funds and proceeds received by the Company and any of its subsidiaries and any other any source, less the sum of (i) all payments of principal, interest and other amounts on any indebtedness of the Company; (ii) all expenses and expenditures paid in cash by the Company; and (iii) working capital reserves and reserves for contingencies as determined by the Manager in its sole discretion.
“Business” means (i) the business of providing document review and discovery management solutions and related services to its customers; and (ii) any similar, related or complementary business or activity that the Company conducts, as may be modified or expanded by the Manager as set forth herein.

“Business Day” means any day, other than a Saturday or a Sunday, that is neither a legal holiday nor a day on which banking institutions are generally authorized or required by law or regulation to close in the City of New York, New York.
“Buying Holder” is defined in Section 7.5(a).
“Call Closing” is defined in Section 7.8(b).
“Call Closing Date” is defined in Section 7.8(b).
“Call Delivery Date” is defined in Section 7.8(a).
“Call Equity Value Per Common Unit” means, as of a specified date, an amount equal to (a) 1.05 multiplied by (b) the Equity Value Per Common Unit.
“Call Note” means a promissory note issued by Dolan pursuant to Section 7.8, which such Call Note shall (i) be unsecured, (ii) be for a term of three years with level payments of principal and interest during the term thereof, (iii) bear interest at a rate equal to the then prevailing prime rate plus one percent (1%) and (iv) be subject to the terms and conditions of any subordination agreement requested by the Senior Agent and the Senior Lenders.
“Call Notice” is defined in Section 7.8(a).
“Call Purchase Price” means an amount equal to the product of (i) the Call Equity Value Per Common Unit, multiplied by (ii) the number of Common Units represented by the Call Securities (determined on a Common Equivalent Basis).
“Call Purchase Price Calculation” is defined in Section 7.8(c).
“Call Purchase Price Objection Notice” is defined in Section 7.8(c).
“Call Securities” is defined in Section 7.8(b).
“Capital Account” means the account maintained by the Company for each Member. If any Membership Interest in the Company is transferred pursuant to the terms hereof, the transferee shall succeed to the Capital Account of the transferor to the extent the Capital Account is attributable to the transferred Membership Interest in the Company. It is intended that the Capital Accounts of all Membership Interest Holders or other holders of Membership Interests in the Company shall be maintained in compliance with the provisions of Regulation Section 1.704-1(b), and all provisions hereof relating to the maintenance of Capital Accounts shall be interpreted and applied in a manner consistent with that Regulation.
“Capital Call Notice” is defined in Section 3.3(a).
“Capital Contribution” means the total amount of cash and the Gross Asset Value of any other assets contributed to the Company by a Member, net of liabilities assumed or to which the assets contributed are subject.

“Certificate of Formation” means the Certificate of Formation of the Company as filed with the Secretary, and as the same may be amended or amended and restated from time to time.
“Certificates” is defined in Section 7.1.
“Code” means the United States Internal Revenue Code of 1986, as amended, or any corresponding provision of any succeeding law.
“Common Equivalent Basis” shall mean, as of a specified date, the sum of (i) the number of Common Units outstanding as of such date, plus (ii) the number of Common Units issuable upon conversion, exercise or exchange of any Convertible Securities then outstanding or issuable pursuant to any other agreement or arrangement then in effect as of such date.
“Common Unit” means a Membership Interest representing a fractional part of the ownership of the Company and having the rights and obligations specified with respect to the Common Units in this Agreement.
“Company Property” means any and all property, real or personal, tangible or intangible, owned of record or beneficially by the Company.
“Company” means the Delaware limited liability company formed pursuant to the Certificate of Formation, as such limited liability company may be constituted from time to time, and including its successors.
“Convertible Securities” means any rights, options or warrants to purchase Common Units or other Membership Interests in the Company, and securities of any type whatsoever that are, or may become, convertible into or exchangeable for Common Units or other Membership Interests in the Company.
“Declined Contribution” is defined in Section 3.3(b).
“Declined Offered Securities” is defined in Section 7.5(b).
“Declining Buying Holder” is defined in Section 7.5(b).
“Declining Investor” is defined in Section 3.5(b).
“Depreciation” means, for each Fiscal Year, an amount equal to the depreciation, amortization, or other cost recovery deduction allowable with respect to assets for such Fiscal Year, except that if the Gross Asset Value of the assets differs from its adjusted basis for federal income tax purposes at the beginning of such Fiscal Year, Depreciation shall be an amount which bears the same ratio to such beginning Gross Asset Value as the federal income tax depreciation, amortization, or other cost recovery deduction for such Fiscal Year bears to such beginning adjusted tax basis; provided, however, that if the adjusted basis for federal income tax purposes of an asset at the beginning of such Fiscal Year is zero, Depreciation shall be determined with reference to such beginning Gross Asset Value using any reasonable method selected by the Manager.

“Disputing Buying Holder” is defined in Section 7.5(e).
“Disputes” is defined in Section 10.5(a).
“Dolan” means Dolan Media Company, a Delaware corporation.
“Dolan Sale Amount” is defined in Section 7.9.
“Economic Interest” means a Member’s or Economic Owner’s share of the Company’s Profits and Losses and distributions pursuant to this Agreement and the Act.
“Economic Owner” means any owner of an Economic Interest who is not a Member. No owner of an Economic Interest which is not a Member shall be deemed a “member” (as the term is used in the Act) of the Company and, except as otherwise specifically provided herein, shall have no rights as a “Member” under this Agreement, including, but not limited to, any right to participate in the management and affairs of the Company, the right to vote or otherwise participate in any decisions of the Members, or any right to receive information concerning the Business and the Company such as the rights to inspect the Company’s books and records pursuant to Section 9.2 or otherwise or to receive reports pursuant to Section 9.4 or otherwise.
“Eligible Investor” is defined in Section 3.5.
“Equity Interests” means capital stock, equity interests or profit participations or other similar interests, however designated, of or in a corporation, partnership, limited liability company, trust or other entity, whether or not any of such interests are voting, and including, but not limited to, common stock, member interests, warrants, preferred stock, convertible debentures, and all agreements, instruments and documents convertible, in whole or in part, into any one or more or all of the foregoing.
“Equity Value” means, as of a specified date, the aggregate amount that would be distributed by the Company to the Membership Interest Holders if the Company were sold as a going concern as of such date in an arm’s length transaction between a willing seller and a willing buyer after subtracting the aggregate amount of any indebtedness of the Company as of such date and after taking into consideration reasonable transaction fees and expenses for such a transaction, contingencies, payouts under any equity incentive compensation plan and any other reasonable transaction costs, but without discount for the illiquidity of any equity securities in the Company or the minority interest represented by any such securities.
“Equity Value Per Common Unit” means, as of a specified date, an amount equal to the quotient of (x) Equity Value and (y) the number of Common Units of the Company outstanding as of such date (determined on a Common Equivalent Basis).
“Excluded Securities” shall mean (i) the issuance of Equity Interests or Convertible Securities in the Company (A) to employees, consultants, officers or directors of the Company pursuant to any equity incentive plans adopted by the Manager, (B) in connection with an Acquisition, (C) pursuant to a public offering or (D) pursuant to a waiver of preemptive rights by a Supermajority-in-Interest of the Members; or (ii) the issuance of Common Units upon conversion of any Convertible Securities or other class or series of Membership Interests.

“Exiting Minority Member” is defined in Section 7.7(a).
“First Amended and Restated Operating Agreement” means that certain First Amended and Restated Limited Liability Company Agreement of discoverReady LLC, dated as of October 31, 2009, by and among the owners of the Minority Member a party thereto and the Company which superseded in its entirety the Original Operating Agreement.
“Fiscal Year” means the calendar year or such other period selected by the Manager. The Company’s tax year shall be the same as its Fiscal Year.
“Forced Sale Equity Value Per Common Unit” means, as of a specified date, an amount equal to the Equity Value Per Common Unit.
“Forced Sale Purchase Price” means an amount equal to the product of (i) the Forced Sale Equity Value Per Common Unit, multiplied by (ii) the number of Common Units represented by the Parkhill Securities (determined on a Common Equivalent Basis).
“Formula Value Per Common Unit” means, as of a specified date, an amount equal to the quotient of (x) the difference between (i) the product of (A) the Company’s Adjusted EBITDA for the most recently completed twelve (12) calendar months prior to such date and (B) 5.0 and (ii) the aggregate amount of any indebtedness of the Company as of such date and (y) the number of Common Units of the Company outstanding as of such date (determined on a Common Equivalent Basis).
“GAAP” means United States generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession, which are applicable to the circumstances as of any date of determination.
“Gross Asset Value” means, with respect to any asset, the asset’s adjusted basis for federal income tax purposes, except as follows:
(a) The initial Gross Asset Value of any asset contributed by a Member to the Company shall be the fair market value of such asset, as determined by the Manager;
(b) The Gross Asset Values of all Company Property shall be adjusted to equal the respective fair market values of such property, as determined by the Manager, as of the following times: (i) the acquisition of an additional Economic Interest by any new or existing Member in exchange for more than a de minimis Capital Contribution; (ii) the distribution by the Company to a Member of more than a de minimis amount of Company Property as consideration for an Economic Interest; and (iii) the liquidation of the Company within the meaning of § 1.704-1(b)(2)(ii)(g) of the Regulations; provided, however, that adjustments pursuant to clauses (i) and (ii) above shall be made only if the Manager reasonably determines that such adjustments are necessary or appropriate to reflect the relative economic interests of the Members in the Company;

(c) The Gross Asset Value of any Company Property distributed to any Member shall be adjusted to equal the fair market value of such property on the date of distribution as determined by the Manager; and
(d) The Gross Asset Values of Company assets shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Section 734(b) or Section 743(b) of the Code, but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to § 1.704-1(b)(2)(iv)(m) of the Regulations; provided, however, that Gross Asset Values shall not be adjusted pursuant to this subsection (d) to the extent the Manager determines that an adjustment pursuant to subsection (b) hereof is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment pursuant to this subsection (d).
If the Gross Asset Value of an asset has been determined or adjusted pursuant to paragraph (a), (b), or (d) hereof, such Gross Asset Value shall thereafter be adjusted by the Depreciation taken into account with respect to such asset for purposes of computing Profits and Losses.
“Holdco Percentage” means, with respect to each equity holder in the Minority Member, the percentage set forth opposite such Person’s name on Exhibit C attached hereto (as such Schedule may be as amended from time to time by written notice from the Minority Member to the Manager).
“Indemnitees” is defined in Section 5.6.
“Involuntary Withdrawal” means, with respect to a Member, the occurrence of any of the following events:
(a) the Member (i) makes a general assignment for the benefit of creditors; (ii) files a voluntary petition of bankruptcy; is adjudged bankrupt or insolvent or has entered against it an order for relief in any bankruptcy or insolvency proceeding; (iii) seeks, consents to, or acquiesces in the appointment of a trustee for, receiver for, or the liquidation of the Member or of all or any substantial part of the Member’s properties; or (iv) files an answer or other pleading admitting, or failing to contest, the material allegations of a petition filed against the Member in any proceeding described in subsections (i) through (iii) hereof;
(b) if the Member is a partnership or limited liability company, the dissolution and commencement of winding up of the Member;
(c) if the Member is a corporation, the dissolution of the corporation or the revocation of its charter; or
(d) if the Member is an individual, his or her death or legal incompetency.

“Liquidation Amount” means, with respect to a Member, the amount distributable to such Member pursuant to Section 8.2(a)(iv).
“Make-Up Buying Holders” is defined in Section 7.5(b).
“Majority-in-Interest of the Members” means the Member or Members holding in the aggregate a majority of the Participating Percentages held by the Members.
“Manager” is defined in Section 5.1(a).
“Mays Employment Term” has the same meaning as the term “Employment Term,” as that term is defined in that certain Employment Agreement, dated as of the date hereof, by and between the Company and C. Parkhill Mays.
“Member” means any Person whose name is set forth on Exhibit A attached hereto or who has become a Member pursuant to the terms of this Agreement.
“Membership Interest Holder” means any Person who holds a Membership Interest, whether as a Member or as an Economic Owner.
“Membership Interest” means an ownership interest in the Company having the rights and obligations provided in this Agreement.
“Minority Member” means DR Holdco LLC, a Delaware limited liability company.
“Negative Capital Account” means a Capital Account with a balance of less than zero.
“Notice” is defined in Section 10.2.
“Notice of Exercise” is defined in Section 7.5(b).
“Offered Securities” is defined in Section 7.5(a).
“Offered Securities Closing Date” is defined in Section 7.5(c).
“Offeror” is defined in Section 7.5(a).
“Officer” is defined in Section 5.2(a).
“Optional Capital Contributions” is defined in Section 3.3.
“Original Operating Agreement” means that certain Limited Liability Company Agreement of discoverReady LLC, dated as of September 15, 2005, by and among the owners of the Minority Member a party thereto and the Company.
“Outside Date” is defined in Section 7.5(d).

“Parkhill Securities” is defined in Section 7.7(d).
“Participating Buying Holder” is defined in Section 7.5(b).
“Participating Investor” is defined in Section 3.4(b)(ii).
“Participating Notice” is defined in Section 3.4(b)(ii).
“Participating Percentage” means, as to each Member at any given time, the percentage equivalent of a fraction, the numerator of which is the total number of Common Units held by such Member, and the denominator of which is the total number of Common Units outstanding hereunder (all as determined on a Common Equivalent Basis).
“Participating Transfer Notice” is defined in Section 7.5(b).
“Permitted Transferee” means, (i) with respect to a Member who is an individual, the spouse, the lineal descendants or ancestors of such Member or any trust created primarily for the benefit of such Member or his or her spouse, lineal descendants and/or ancestors, (ii) with respect to a Member that is a trust, the beneficiaries of such trust, and (iii) with respect to a Member that is an entity, the direct equity owners of such Member.
“Person” means and includes any individual, corporation, partnership, association, limited liability company, trust, estate, custodian, nominee or any other individual or entity in its own or any representative capacity.
“Profits” and “Losses” for each period taken into account under Article IV, an amount equal to the Company’s taxable income or taxable loss for such period, determined in accordance with federal income tax principles, with the following adjustments:
(a) There shall be added to such taxable income or taxable loss an amount equal to any income received by the Company during such period which is wholly exempt from federal income tax (e.g., interest income which is exempt from federal income tax under Section 103 of the Code);
(b) Any expenditures of the Company described in Section 705(a)(2)(B) of the Code or treated as Section 705(a)(2)(B) expenditures pursuant to § 1.704-1(b)(2)(iv)(i) of the Regulations, and not otherwise taken into account in computing Profits or Losses, shall be subtracted from such taxable income or loss;
(c) In the event the Gross Asset Value of any Company asset is adjusted pursuant to the terms of this Agreement, the amount of such adjustment shall be taken into account as gain or loss from the disposition of such asset for purposes of computing Profits or Losses;
(d) Gain or loss resulting from any disposition of Company Property with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Gross Asset Value of the Company property disposed of, notwithstanding that the adjusted tax basis of such Company property differs from its Gross Asset Value;

(e) In lieu of the depreciation, amortization, and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such Fiscal Year or other period;
(f) To the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Section 734(b) or Section 743(b) of the Code is required pursuant to § 1.704-1(b)(2)(iv)(m)(4) of the Regulations to be taken into account in determining Capital Accounts as a result of a distribution other than in liquidation of a Member’s Economic Interest, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases the basis of the asset) from the disposition of the asset and shall be taken into account for purposes of computing Profits or Losses; and
(g) Any items that are specially allocated pursuant to Section 4.3(c) and Section 4.4 shall not be taken into account in computing Profits and Losses.
“Proportionate Amount” means a number of Common Units equal to the product of (i) the number of Common Units held by the Minority Member and (ii) the applicable Holdco Percentage.
“Purchase Amount” is defined in Section 7.9.
“Put Closing” is defined in Section 7.7(b).
“Put Closing Date” is defined in Section 7.7(b).
“Put Delivery Date” is defined in Section 7.7(a).
“Put Equity Value Per Common Unit” means, as of a specified date, an amount equal to (a) 0.95 multiplied by (b) the Equity Value Per Common Unit.
“Put Note” means a promissory note issued by the Company pursuant to Section 7.7, which such Put Note shall (i) be unsecured, (ii) be for a term of three years with level monthly payments of principal and interest during the term thereof, (iii) bear interest at a fixed rate equal to the then prevailing prime rate plus one percent (1%) and (iv) be subject to the terms and conditions of any subordination agreement requested by the Senior Agent and the Senior Lenders.
“Put Notice” is defined in Section 7.7(a).
“Put Purchase Price” means an amount equal to the product of (i) the Put Equity Value Per Common Unit, multiplied by (ii) the number of Common Units represented by the Put Securities (determined on a Common Equivalent Basis).
“Put Purchase Price Calculation” is defined in Section 7.7(c).

“Put Purchase Price Objection Notice” is defined in Section 7.7(c).
“Put Securities” is defined in Section 7.7(b).
“Regulations” means the income tax regulations, including any temporary regulations, from time to time promulgated under the Code.
“ROFR Closing” is defined in Section 7.5(c).
“Sale of the Company” means either (i) the sale, lease, license, transfer, conveyance or other disposition, in one transaction or a series of related transactions, of a material portion of the assets of the Company and any of its subsidiaries, taken as a whole, or (ii) a transaction or series of transactions (including by way of merger, consolidation, recapitalization, reorganization or sale of stock or equity interests) the result of which is that the Members immediately prior to such transaction are, after giving effect to such transaction, no longer, in the aggregate, the “beneficial owners” (as such term is defined in Rule 13d-3 and Rule 13d-5 promulgated under the Securities Exchange Act), directly or indirectly through one or more intermediaries, of more than fifty percent (50%) of the voting power of the outstanding Membership Interests of the Company.
“Second Amended and Restated Operating Agreement” means that certain Second Amended and Restated Limited Liability Company Agreement of discoverReady LLC, dated as of November 1, 2009, by and between the Minority Member and the Company which superseded in its entirety the First Amended and Restated Operating Agreement.
“Secretary” means the Secretary of State of the State of Delaware.
“Securities Act” means the Securities Act of 1933, as amended, or any similar federal statute as the same shall be in effect from time to time.
“Sell” (or any derivative thereof), as to any Common Unit, shall mean to sell, or in any other way directly or indirectly transfer, assign, distribute or otherwise dispose of such Common Unit, either voluntarily or involuntarily.
“Selling Holder” is defined in Section 7.5(a).
“Selling Minority Member” is defined in Section 7.8(a).
“Senior Agent” means U.S. Bank National Association, a national banking association, as agent (together with any successor in such capacity) for the Senior Lenders.
“Senior Credit Agreement” means (i) that certain Second Amended and Restated Credit Agreement, dated as of August 8, 2007 (as the same may hereafter be amended, supplemented, increased, extended, restated, or otherwise modified from time to time), by and among the Company and certain Affiliates of the Company parties thereto, as the borrowers thereunder, the Senior Agent and the Senior Lenders and (ii) any other loan or credit agreement or other financing arrangement entered into in connection with any refinancing of all or any portion of the indebtedness incurred under any agreement described in the immediately preceding clause (i) or this clause (ii).

“Senior Indebtedness” means all obligations, liabilities and indebtedness of the Company incurred from time to time under a Senior Credit Agreement.
“Senior Lenders” means those various financial institutions which may become, from time to time, lenders under a Senior Credit Agreement.
“Senior Liens” means the liens and security interests granted by the Company in all of its rights, title and interest in and to its now owned and hereinafter acquired assets to the Senior Agent and/or Senior Lenders pursuant to a Senior Security Agreement.
“Senior Security Agreement” means any collateral or security agreement by and between the Company and the Senior Agent, on behalf of the Senior Lenders, entered into, from time to time, in connection with, or otherwise securing, any Senior Indebtedness.
“Substituted Member” means any Person admitted to the Company as a substitute or additional Member pursuant to the provisions of Section 7.3.
“Supermajority-in-Interest of the Members” means the Member or Members holding in the aggregate ninety (90%) or more of the Participating Percentages held by the Members.
“Tag-Along Notice” is defined in Section 7.9.
“Tag-Along Amount” is defined in Section 7.9.
“Tag Transfer Notice” is defined in Section 7.9.
“Tax Distribution” means distributions by the Company pursuant to Section 4.1(b).
“Tax Matters Partner” is defined in Section 9.5.
“Third Party Claim” is defined in Section 5.6.
“Third Party Purchaser” is defined in Section 7.6.
“Transaction” is defined in Section 7.9.
“Transfer” means, when used as a noun, any direct or indirect voluntary sale, hypothecation, pledge, assignment, attachment, or other transfer, and, when used as a verb, means, directly or indirectly to voluntarily sell, hypothecate, pledge, assign, or otherwise transfer.
“Transfer Notice” is defined in Section 7.5(a).
“Transfer Offer” is defined in Section 7.5(a).
“Transfer Offer Price Per Security” is defined in Section 7.5(a).
“UCC” is defined in Section 7.1.

Article II
Formation and Name; Office; Purpose; Term
2.1. Formation of the Company. The Company was formed as a Delaware limited liability company pursuant to the Act. The Manager shall use reasonable efforts to assure that all filing, recording, publishing and other acts necessary or appropriate for compliance with all requirements for the continuation of the Company as a limited liability company under the Act are made or taken. Each party hereto represents and warrants that it is duly authorized to join in this Agreement and that the Person executing this Agreement on its behalf is duly authorized to do so.
2.2. Name of the Company. The name of the Company is “discoverReady LLC”. The Company may do business under that name and under any other name or names that the Manager selects. If the Company does business under a name other than that set forth in its Certificate of Formation, then the Company shall comply with any requirements of the Act or applicable law necessary to do business under such name or names.
2.3. Purpose. The purpose of the Company is to engage in the Business and, in connection therewith, in any lawful act or activity which may be conducted by a limited liability company organized under the laws of the State of Delaware and in all activities necessary or incidental to the foregoing. The purpose of the Company may be changed only with the written consent of the Manager.
2.4. Term. The term of the Company began with the filing of the Certificate of Formation with the Secretary and shall continue in perpetuity, unless its existence is terminated pursuant to Article VIII hereof.
2.5. Registered Office; Registered Agent; Principal Office; Other Offices. The registered office of the Company required by the Act to be maintained in the State of Delaware shall be the office of the registered agent named in the Certificate of Formation or such other office (which need not be a place of business of the Company) as the Manager may designate from time to time in the manner provided by law. The registered agent of the Company in the State of Delaware shall be the registered agent named in the Certificate of Formation or such other Person or Persons as the Manager may designate from time to time in the manner provided by law. The principal office of the Company shall be at such place as the Manager may designate from time to time, which need not be in the State of Delaware, and the Company shall maintain records there. The Company may have such other offices as the Manager may designate from time to time.
2.6. Members. The name, address, fax and telephone numbers, email address, tax identification number, Common Units and Participating Percentage of each Member as of the date hereof are set forth on Exhibit A attached hereto. The Manager can amend such Exhibit from time to time in accordance with the terms of this Agreement, and thereafter, on the books and records of the Company. Any reference in this Agreement to Exhibit A shall be deemed to refer to Exhibit A as amended and then in effect in accordance with the terms of this Agreement.

2.7. No State-Law Partnership. Except for tax purposes as set forth in the next succeeding sentence of this Section 2.7, the Members intend that the Company not be a partnership (including, but not limited to, a limited partnership) or joint venture, and that no Member be a partner or joint venturer of any other Member by virtue of this Agreement, and neither this Agreement nor any other document entered into by the Company or any Member relating to the subject matter hereof shall be construed to suggest otherwise. The Members intend that the Company shall be treated as a partnership for federal and, if applicable, state or local income tax purposes, and that each Member and the Company shall file all tax returns and shall otherwise take all tax and financial reporting positions in a manner consistent with such treatment.
Article III
Capital Contributions
3.1. Membership Interests. The “membership interests” (as defined in the Act) in the Company shall be represented by the Membership Interests, which shall represent the Members’ interest in the Profits and Losses of the Company and the right to vote on all matters as provided in this Agreement. Each Common Unit represents the right to one vote on any matter that is or can be subject to a vote by a Member of the Company as provided for in this Agreement, the Act or applicable law. Upon receipt of a Member’s Capital Contribution, such Member shall be deemed to own, and shall be the sole record owner of, the Common Units set forth opposite its name on Exhibit A hereto, which schedule may be amended from time to time by the Manager (without the consent of any other Person) in accordance with the terms of this Agreement.
3.2. Initial Capital Contributions. On or about the time of their execution of this Agreement, each Member has made an initial capital contribution to the capital of the Company in the amount set forth in the books and records of the Company. Each Member shall be liable only to make such Member’s initial capital contribution to the Company expressly provided in this Section 3.2 and shall have no obligations to contribute additional capital to the Company.
3.3. Optional Capital Contributions by Members. If additional capital is requested by the Manager, Dolan and the Minority Member may make additional Capital Contributions to the Company (the “Optional Capital Contributions”), pursuant to the following procedures:
(a) Capital Call Notices of Optional Capital Contributions. The Manager shall send a notice to the Minority Member (the “Capital Call Notice”) that sets forth (i) a description of the contemplated use of such Optional Capital Contributions (including a description of the contemplated Acquisition if the Capital Call Notice is to fund such an Acquisition); (ii) the aggregate amount of such Optional Capital Contributions being called by the Manager; (iii) the amount of each Member’s pro rata share (in proportion to their then current Participating Percentages) of such Optional Capital Contributions; and (iv) the date by which such Optional Capital Contributions must be paid to the Company. Within ten (10) Business Days of the date of delivery of the Capital Call Notice, the Minority Member shall notify the Manager whether such Minority Member intends to contribute its Optional Capital Contribution requested pursuant to the Capital Call Notice. If the Minority Member fails to respond to such Capital Call Notice within such ten (10) day period, then such Minority Member shall be deemed to have declined to contribute its or his Optional Capital Contribution.

(b) Procedures Regarding Insufficient Optional Capital Contributions. If the Minority Member decides not to contribute its pro rata share of an Optional Capital Contribution prior to the expiration of the period specified in the Capital Call Notice (such amounts are hereinafter referred to as the “Declined Contribution”), the Manager, in its sole discretion, may decide to allow Dolan or its Affiliate to make additional Capital Contributions to the Company to fund Dolan’s pro rata share of its Optional Capital Contribution and all or any portion of such Declined Contribution. Notwithstanding the foregoing, if the Capital Call Notice is to fund an Acquisition and the Minority Member does not elect to make an Optional Capital Contribution in an amount equal to at least fifty percent (50%) of the amount set forth in the Capital Call Notice sent to the Minority Member, Dolan shall not be allowed to make the Optional Capital Contribution to the Company to fund the Acquisition that is the subject to the Capital Call Notice unless the Minority Member otherwise consents to such Optional Capital Contribution. Any such Optional Capital Contributions made pursuant to this Section 3.3(b) shall be in exchange for the issuance of additional Common Units in the Company in an amount equal to the amount of Capital Contributions made by Dolan (including the amount of such Declined Contribution funded by Dolan) pursuant to this Section 3.3(b) divided by the Formula Value Per Common Unit.
(c) Rejection of Optional Capital Contribution. If the Minority Member does not elect to make an Optional Capital Contribution in an amount equal to at least fifty percent (50%) of the amount set forth in the Capital Call Notice sent to the Minority Member, then the Manger, in its sole discretion, may, if the purpose of the Capital Call Notice is to fund an Acquisition, allow Dolan or its designee to pursue and consummate the Acquisition that is the subject of the Capital Call Notice on its own or with other Persons.
3.4. Issuance of Additional Membership Interests.
(a) The Manager may cause the Company to issue additional Common Units or other Membership Interests (or options, warrants or rights therefor) (collectively, “New Securities”) for any purpose, at any time or from time to time, in one or more series or classes, with such designations, preferences and relative, participating, optional or other special rights, powers and duties, including rights, powers and duties senior to the Common Units or other Membership Interests in the Company, all as shall be determined by the Manager, including (i) the allocations of items of Company income, gain, loss, deduction and credit to each such class or series of Membership Interests, (ii) the rights of each such class or series of Membership Interests to share in Company distributions, (iii) the rights to vote (or denial of the rights to vote) on matters submitted to the Members hereunder and (iv) the rights of each such class or series of Membership Interests upon dissolution and liquidation of the Company, for such consideration and on such terms and conditions as shall be determined by the Manager, without the approval of the Members, to Persons who, at the time of such issuance, are not Members or Affiliates of Members of the Company. Without limiting the generality of the foregoing, the Manager may authorize and issue additional Common Units or other Membership Interests in the Company as all or any portion of the consideration to be paid by the Company for an Acquisition and the issuance price of any such additional Common Units may be equal to, greater than or less than the Formula Value Per Common Unit, as determined by the Manager.

(b) Preemptive Rights. Except for any issuance of Excluded Securities, if the Manager proposes to issue New Securities pursuant to Section 3.4(a), each of Dolan and the Minority Member (each an “Eligible Investor”) shall have the following preemptive rights with respect to each such issuance of New Securities:
(i) The Manager shall give each Eligible Investor written notice (the “Preemptive Notice”) of the Manager’s intention to have the Company issue New Securities. The Preemptive Notice shall describe (i) the series or class of such New Securities to be issued including, but not limited to, the designations, preferences and relative, participating, optional or other special rights, powers and duties of such New Securities, and (ii) the price and the general terms upon which the Manager proposes to have the Company issue such New Securities. So long as an Eligible Investor continues to be an “Accredited Investor” within the meaning of the Securities Act (and makes representations and warranties to that effect), then each such Eligible Investor shall have fifteen (15) Business Days from the date of receipt of any such Preemptive Notice to agree to purchase up to that portion of the New Securities to be issued by the Company equal to (i) the number of Common Units (determined on a Common Equivalent Basis) held by such Eligible Investor as of the date of the Preemptive Notice, divided by (ii) all of the Company’s Common Units outstanding as of the date of the Preemptive Notice (determined on a Common Equivalent Basis), for the price and upon the general terms specified in the Preemptive Notice by giving written notice to the Manager and stating therein the quantity of New Securities to be purchased by such Eligible Investor. The Eligible Investors shall close on the purchase of the New Securities within thirty (30) days after the expiration of such 15-Business Day period.
(ii) If one, but not both of the Eligible Investors, does not exercise its rights under this Section 3.4(b) (in such capacity, a “Declining Investor”), the Company shall so advise the other Eligible Investor which is exercising its rights under this Section 3.4(b) (in such capacity, a “Participating Investor”) by providing the Participating Investor with written notice (the “Participating Notice”) within ten (10) Business Days after the expiration of the fifteen (15) Business Day period in which such rights could have been exercised. The Participating Investor shall thereupon for a period of five (5) Business Days from the date of such Participating Notice be entitled to purchase the share of the New Securities which could have been purchased by the Declining Investor. The Participating Investor shall close on the purchase of the New Securities within thirty (30) days after the expiration of the 5-Business Day period.
(iii) The Company shall have one hundred twenty (120) days after the date of the Preemptive Notice to sell or enter into an agreement (pursuant to which the sale of New Securities covered thereby shall be closed, if at all, within sixty (60) days from the date of such agreement) to sell the remaining New Securities not purchased by the Eligible Investors or the Participating Investor, as the case may be, at a price no less and upon the same terms and conditions as those specified in the Preemptive Notice. If the price of the New Securities decreases or the terms and conditions change, the provisions of this Section 3.4(b) shall again apply de novo.

3.5. No Interest on Capital Contributions. Members shall not be paid interest on their Capital Contributions.
3.6. Return of Capital Contributions. Except as otherwise provided in this Agreement, no Member shall have the right to receive the return of any Capital Contribution.
3.7. Form of Return of Capital. If a Member is entitled to receive a return of a Capital Contribution, the Member shall not have the right to receive any form of consideration other than cash in return of the Member’s Capital Contribution.
3.8. Capital Accounts. The Company shall maintain a separate Capital Account for each Member.
3.9. Loans. Any Member or an Affiliate of a Member may, at any time, make or cause a loan to be made to the Company in any amount and on such terms upon which the Manager and such Member or Affiliate agree. Each Membership Interest Holder acknowledges and agrees that nothing in this Agreement shall prohibit the Manager from, in its sole discretion, including the Company in the comprehensive cash management system utilized by Dolan and its Affiliates and, as a result, (i) the Company’s cash balances will be distributed on a daily basis to Dolan to hold on behalf of the Company, (ii) Dolan will be providing short-term financing to the Company to fund the Company’s working capital needs and (iii) at any time, there may be either an intercompany loan balance owed by Dolan to the Company or an intercompany loan balance owed by the Company to Dolan; provided, however, that in either instance no interest will be assessed on any such intercompany loan balances.
Article IV
Distributions and Allocations
4.1. Distributions of Available Cash. For purposes of this Article IV, a “Member” shall be deemed to include an Economic Owner.
(a) Distributions.
(a) The Manager may in its sole discretion from time to time cause the Company to make distributions of Available Cash to the Members. Subject to the rights of any senior or pari passu securities issued pursuant to Section 3.4, distributions of Available Cash shall be made to the Members, pro rata in accordance with their respective Participating Percentages.
(b) If any assets of the Company are distributed in kind to the Members, those assets shall be valued on the basis of their fair market value, and unless otherwise agreed upon by the Members, such assets shall be distributed to the Members in the same proportions as the Members would have received if such distribution in kind was instead a distribution of Available Cash, and each Member receiving a distribution in kind shall receive an interest in such assets as a tenant-in-common with all other Members receiving such distribution. The fair market value of the assets to be distributed in kind shall be determined by the Manager in its reasonable discretion.

(b) Distributions to Pay Tax Liabilities. Notwithstanding anything to the contrary contained herein and, on or prior to the fifth Business Day before each date following the date hereof on which federal corporate quarterly estimated tax payments are required to be made by Dolan, the Company shall, to the extent cash is available as determined by the Manager in good faith, distribute to each of the Members an amount equal to the product of (i) the Company’s estimated taxable income for the most recently completed quarter, or portion thereof, as applicable (determined without regard to any depreciation or amortization deductions arising from or related to the assets deemed for income tax purposes contributed by Dolan to the Company pursuant to the Membership Interest Purchase Agreement), multiplied by (ii) each Member’s Participating Percentage, and multiplied by (iii) the Assumed Tax Rate, provided that such distributions do not violate the Act and provided that, and only to the extent that, distributions made pursuant to Section 4.1(a) herein and amounts withheld pursuant to Section 4.7(a) with respect to such quarter are insufficient to allow the Members to pay their estimated tax liability resulting from their ownership of membership interests in the Company with respect to such quarter. In the event the taxable income for the Fiscal Year was underestimated by the Company, the Company shall, to the extent cash is available as determined by the Manager in good faith, distribute to each of the Members, on or prior to March 31st of each Fiscal Year (commencing with March 31st of 2010), an amount equal to the product of (i) the amount by which the Company underestimated its taxable income for the most recently completed Fiscal Year, or portion thereof, as applicable (determined without regard to any depreciation or amortization deductions arising from or related to the assets deemed for income tax purposes contributed by Dolan to the Company pursuant to the Membership Interest Purchase Agreement), multiplied by (ii) each Member’s Participating Percentage, and multiplied by (iii) the Assumed Tax, provided that such distributions do not violate the Act and provided that, and only to the extent that, distributions made pursuant to Section 4.1(a) herein and this Section 4.1(b) and amounts withheld pursuant to Section 4.7(a) with respect to such Fiscal Year are insufficient to allow the Members to pay their tax liability resulting from their ownership of membership interests in the Company with respect to such Fiscal Year. Notwithstanding anything to the contrary herein, any distributions made pursuant to this Section 4.1(b) shall be treated as an advance of amounts distributable under Section 4.1(a) and shall not alter the aggregate amounts otherwise distributable to any Member under Section 4.1(a) and Section 8.2(a)(iv). Notwithstanding anything to the contrary in this Section 4.1(b), in no event shall the Company make Tax Distributions to any Member in the Fiscal Year in which the Company is liquidated and dissolved. Notwithstanding anything to the contrary in this section 4.1(b), the Company shall not make Tax Distributions after the dissolution of the Company in accordance with Article VIII.
4.2. Restrictions on Distributions. Notwithstanding anything to the contrary herein, no distribution (including a distribution under Section 4.1(b) hereof) shall be made if, after giving effect to such distribution, in the judgment of the Manager, the Company would not be able to pay its debts as they become due in the ordinary course of business (including any debt arising under the Senior Credit Agreement), the Company’s total assets would be less than the sum of its total liabilities or such distribution would otherwise violate applicable law.

4.3. Allocations of Profits and Losses.
(a) Except as otherwise required by Section 704(b) of the Code and the Regulations thereunder and subject to Sections 4.3(b) through 4.3(i) below, Profits and Losses of the Company for any taxable year shall be allocated to the Members pro rata in proportion to their respective Participating Percentages. Notwithstanding the foregoing, the Members hereby acknowledge and agree that if the Company is entitled to deduct with respect to any taxable year any amounts on account of bonuses paid by the Minority Member or the disposition or exercise of options to purchase interests in the Minority Member, such Company deductions shall be specially allocated solely to the Minority Member.
(b) In the event that any Member unexpectedly receives any adjustments, allocations or distributions described in Regulations Sections 1.704-1(b)(2)(ii)(d)(4), (5), or (6), which create or increase an Adjusted Capital Account Deficit of such Member, then items of Company income and gain (consisting of a pro rata portion of each item of Company income, including gross income, and gain for such year and, if necessary, for subsequent years) shall be specially allocated to such Member in an amount and manner sufficient to eliminate as quickly as possible, to the extent required by the Regulations, the Adjusted Capital Account Deficit so created.
(c) Losses allocated pursuant to Section 4.3(a) shall not exceed the maximum amount of Losses that can be allocated without causing any Member to have a Adjusted Capital Account Deficit at the end of any taxable year. In the event that some but not all of the Members would have an Adjusted Capital Account Deficit as a consequence of an allocation of Losses pursuant to Section 4.3(a), the limitations set forth herein shall be applied on a Member-by-Member basis and Losses not allocable to any Member as a result of such limitation shall be allocated to the other Members in accordance with the positive balances in such Members’ Capital Accounts so as to allocate the maximum permissible Losses to each Member under Regulations Section 1.704-1(b)(2)(ii)(d).
(d) In the event that any Member would have an Adjusted Capital Account Deficit at the end of any Fiscal Year, the Capital Account of such Member shall be specially credited with items of Company income (including gross income) and gain in the amount of such excess as quickly as possible; provided, that an allocation pursuant to this Section 4.3(d) shall be made only if and to the extent that such Member would have such an excess deficit Capital Account balance after all other allocations provided for in this Section 4.3 tentatively have been made as if this Section 4.3(d) and Section 4.3(b) were not in this Agreement. This Section 4.3(d) is intended to minimize the potential distortion to the economic arrangement of the Members that might otherwise be caused by Section 4.3(b), while ensuring that this Agreement complies with the requirements of the alternate test for economic effect contained in Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted in a manner consistent with such intent.

(e) Notwithstanding any other provision of this Section 4.3, if there is a net decrease in the partnership minimum gain (as defined in Regulations Section 1.704-2(b)(2) during a Fiscal Year, then each Member shall be allocated items of income (including gross income) and gain for such Fiscal Year (and if necessary for subsequent Fiscal Years) equal to that Member’s share of the net decrease in partnership minimum gain. This Section 4.3(e) is intended to comply with the minimum gain chargeback requirement of Regulations Section 1.704-2 and shall be interpreted consistently therewith. If in any Fiscal Year that the Company has a net decrease in the partnership minimum gain, the minimum gain chargeback requirement would cause a distortion in the economic arrangement among the Members and it is not expected that the Company will have sufficient other income to correct that distortion, the Manager may cause the Company to seek to have the Internal Revenue Service waive the minimum gain chargeback requirement in accordance with Regulations Section 1.704-2(f)(4).
(f) Notwithstanding any other provision of this Section 4.3 except Section 4.3(e), if there is a net decrease in partner minimum gain (as defined in Regulations Section 1.704-2(i)(3) attributable to a partner nonrecourse debt (as defined in Regulations Section 1.704-2(b)(4) during any Company Fiscal Year, each Member who has a share of the partner minimum gain as of the beginning of the Fiscal Year shall be specially allocated items of Company income and gain for such Fiscal Year (and, if necessary, subsequent Fiscal Years) equal to such Member’s share of the net decrease in partner minimum gain attributable to such partner nonrecourse debt. A Member’s share of the net decrease in partner minimum gain shall be determined in accordance with Regulations Section 1.704-2(i)(4); provided, however, that a Member shall not be subject to this provision to the extent that an exception is provided by Regulations Section 1.704-2(i)(4) and any rulings issued with respect thereto. Any partner minimum gain allocated pursuant to this provision shall consist of first, gains recognized from the disposition of Company property subject to the partner nonrecourse debt, and, second, if necessary, a pro rata portion of the Company’s other items of income or gain (including gross income) for that Fiscal Year. This Section 4.3 is intended to comply with the minimum gain chargeback requirement in Regulations Section 1.704-2(i)(4) and shall be interpreted consistently therewith.
(g) Items of Company loss, deduction and expenditures described in Section 705(a)(2)(B) of the Code which are attributable to any nonrecourse debt of the Company and are characterized as partner nonrecourse deductions (as defined in Regulations Section 1.704-2(i)) shall be allocated to the Members in accordance with Regulations Section 1.704-2(i).
(h) Nonrecourse deductions (as defined in Regulations Section 1.704-2(b)(1)) for any taxable year or other period shall be allocated to the Members pro rata in accordance with their Participating Percentages. The amount of nonrecourse deductions and excess nonrecourse liabilities shall be determined in accordance with Regulations Section 1.704-2(c).
(i) To the extent that an adjustment to the adjusted tax basis of any Company asset pursuant to Sections 734(b) or 743(b) of the Code is required, pursuant to Regulations Sections 1.704-1(b)(2)(iv)(m)(2) or 1.704-1(b)(2)(iv)(m)(4), to be taken into account in determining Capital Accounts as the result of a distribution to a Member in complete liquidation of his, her or its Membership Interest, the amount of such adjustment to Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis), and such gain or loss shall be specially allocated to the Members in accordance with their Participating Percentages in the Company in the event Regulations Section 1.704-1(b)(2)(iv)(m)(2) applies, or to the Member to whom such distribution was made in the event Regulations Section 1.704-1(b)(2)(iv)(m)(4) applies.

4.4. Special Allocations Relating to Entity-Level Taxes. Notwithstanding anything to the contrary herein, in the event that any state, local or other income tax imposed on the Company as an entity is reduced by reason of the holding of an interest by any Member, no part of the expense of the Company for such tax shall be allocated to such Member.
4.5. Allocation upon Dissolution and Liquidation of the Company. It is the intent of the Members that the Liquidation Amounts distributable to the Members pursuant to Section 8.2(a)(iv) shall be equal to Members’ respective ending Capital Account balances. Therefore, notwithstanding anything to the contrary in this Agreement, to the extent not inconsistent with the applicable Regulations under Section 704 of the Code, if, upon the liquidation or dissolution of the Company, any Member’s ending Capital Account balance (determined immediately after all items of Profits, Losses, and other items of income, gain, loss and deduction have been tentatively allocated under this Agreement and reflected in the Capital Accounts of the Members as if this Section 4.5 were not in this Agreement) is less than the Liquidation Amount, then (i) such Member shall be specially allocated items of income or gain (including gross income) for such year (and, if necessary, for the preceding year if the Company has not yet filed its tax return for such preceding year), and (ii) the other Members shall be specially allocated items of loss or deduction for such year (and, if necessary, for the preceding year if the Company has not yet filed its tax return for such preceding year), until such Member’s actual Capital Account balance equals the Liquidation Amount for such Member. The special allocation provision provided by this Section 4.5 shall be applied in such a manner so as to cause the difference between each Member’s Liquidation Amount and the balance in its Capital Account (determined after this allocation, but immediately prior to the distributions pursuant to Section 8.2(a)(iv)) to be the smallest dollar amount possible.
4.6. Allocation for Income Tax Purposes.
(a) Allocation in General. Except as otherwise provided in Section 4.6(b), for each Fiscal Year, items of Company income, gain, loss, deduction and expense, shall be allocated, for federal, state and local income tax purposes, among the Members in the same manner as the Profits (and the items thereof) or Losses (and the items thereof) of which such items are components were allocated pursuant to Section 4.3.
(b) Section 704(c) Items. In accordance with Section 704(c) of the Code and the Regulations thereunder, income, gain, loss, and deduction with respect to any property contributed to the capital of the Company shall, solely for tax purposes, be allocated among the Members so as to take account of any variation between the adjusted basis of such property to the Company for federal income tax purposes and its initial Gross Asset Value. If the Gross Asset Value of a Company asset is adjusted pursuant to clause (b) of the definition of Gross Asset Value, subsequent allocations of income, gain, loss, and deduction with respect to such asset for tax purposes shall take account of any variation between the adjusted basis of such asset for federal income tax purposes and its Gross Asset Value in the same manner as under Section 704(c) of the Code and the Regulations thereunder. Any elections or other decisions relating to such allocations shall be made by the Manager in its sole discretion. The Members hereby acknowledge and agree that all Company depreciation and amortization deductions arising from or related to the assets deemed for income tax purposes contributed by Dolan to the Company pursuant to the Membership Interest Purchase Agreement shall be allocated to Dolan as quickly as possible pursuant to the provisions of Section 704(c) of the Code and the Regulations thereunder.

(c) Allocations Solely for Tax Purposes. Allocations pursuant to this Section 4.6 are solely for purposes of federal, state and local taxes and shall not affect, or in any way be taken into account in computing, any Member’s Capital Account or share of Profits and Losses or other items or distributions pursuant to any provision of this Agreement.
4.7. Withholding.
(a) The Company shall comply with the withholding provisions of Federal, state and local law and shall remit amounts withheld to and file required forms with the applicable jurisdictions. To the extent the Company is required to withhold and pay over any amounts to any authority with respect to distributions or allocations to any Member, the amount withheld shall be treated as a distribution in the amount of the withholding to that Member for all purposes under this Agreement. In the event of any claimed over-withholding, the Member shall be limited to a refund claim against the applicable jurisdiction. If the amount withheld was not withheld from actual distribution to a Member, the Company may, at the Manager’s option, (i) require the Member to reimburse the Company for such withholding upon request by the Manager, or (ii) reduce any subsequent distributions to the Member by the amount of such withholding. Each Member agrees to furnish the Company with any representations and forms as shall reasonably be requested by the Manager to assist it in determining the extent of, and in fulfilling, the Company’s withholding obligations.
(b) In the event that, during any taxable year, the Company is required to withhold and remit to any governmental authority any amounts (each such amount, the “Withholding Amount") on account of any bonuses paid by the Minority Member or any disposition or exercise of options to purchase interests in the Minority Member, the Company shall withhold the Withholding Amount from any distributions due to the Minority Member pursuant to Section 4.1(a) (including pursuant to Section 8.2(a)(iv)) with respect to such taxable year. If the amount distributable to the Minority Member pursuant to Section 4.1(a) is insufficient, the Company may, at the Manager’s option, (i) require the Minority Member to reimburse the Company for such Withholding Amount upon request by the Manager, or (ii) reduce any subsequent distributions to the Member by the Withholding Amount.
Article V
Management by Manager
5.1. Manager.
(a) In General. Except as otherwise specifically provided in this Agreement and except for circumstances in which the delegation of such authority is not permitted as a matter of law, the powers of the Company shall be exercised by or under the authority of, and the business and affairs of the Company shall be managed exclusively under the direction and control of, a manager (the “Manager"), who need not to be a Member. The Manager shall be elected by a Majority-in-Interest of the Members. The Members hereby agree that Dolan shall serve as the initial Manager.

(b) Term of Office; Resignation and Removal. The Manager shall serve until resignation, removal or death (if the Manager is an individual) or dissolution and liquidation (if the Manager is an entity). The Manager may resign as such by delivering its, his or hers written resignation to the Company at the Company’s principal office. Such resignation shall be effective upon receipt unless it is specified to be effective at some other time or upon the happening of some other event. A Manager may be removed as such only by a Majority-in-Interest of the Members.
(c) Vacancies. Any vacancy in the office of the Manager shall be filled by a Majority-in-Interest of the Members.
(d) Reimbursement. The Manager shall be entitled to reimbursements of any out-of-pocket costs incurred in connection with its activities as a Manager.
5.2. Authority of the Manager.
(a) The Manager may (but need not), from time to time, designate and appoint one or more persons as an officer of the Company (each an “Officer” and collectively the “Officers”). Any Officers so designated shall have such authority and perform such duties as the Manager may, from time to time, delegate to them. The Manager may assign titles to particular Officers. Unless the Manager otherwise decides, if the title is one commonly used for officers of a business corporation, the assignment of such title shall constitute the delegation to such Officer of the authority and duties that are customarily associated with that office. Each Officer shall hold office until such Officer’s successor shall be duly designated and shall qualify or until such Officer’s death or until such Officer shall resign or shall have been removed by the Manager. Any number of offices may be held by the same individual. The salaries or other compensation, if any, of the Officers and agents of the Company shall be fixed from time to time by the Manager.
(b) The Manager shall be responsible for the management and operation of the Company and perform, including, but not limited to, the following services on behalf of the Company, directly or indirectly, through the Officers:
(i) conduct the operation and management of the Business;
(ii) determine the appropriate amount of reserves to be maintained by the Company and for anticipated future expenses, costs and taxes;
(iii) from time to time borrow money on behalf of the Company;
(iv) enter into any contract on behalf of the Company;
(v) approve any Acquisition or any Sale of the Company; and
(vi) enter into any agreement or commitment binding upon the Company with respect to any of the foregoing.

(c) The provisions contained in Section 5.1 and this Section 5.2 supersede any authority granted to the Members pursuant to the Act, to the extent so permitted under the Act. Unless a Member is also a Manager, no Member shall have any power or authority to take any action on behalf of the Company or bind the Company unless specifically authorized to do so by the Manager. Any Member who takes any action on behalf of the Company or binds the Company in violation of this Section 5.2 shall be solely responsible for any loss and expense incurred as a result of the unauthorized action and shall indemnify and hold the Company harmless with respect to any such loss or expense.
5.3. Performance of Duties; No Liability of Manager. No Member shall have any duty to the Company or any other Member of the Company except as expressly set forth herein or in other written agreements. The Manager shall not be liable to the Company or to any Member for any loss or damage sustained by the Company or any Member, unless the loss or damage shall proven to have been the result of fraud or intentional misconduct by the Manager. In performing his, or her or its duties, each such Person shall be entitled to rely in good faith on the provisions of this Agreement and on information, opinions, reports or statements (including financial statements and information, opinions, reports or statements as to the value or amount of the assets, liabilities, profits or losses of the Company or any facts pertinent to the existence and amount of assets from which distributions to Members might properly be paid) of the following other Persons or groups: any lawyer, independent accountant, appraiser or other expert or professional employed or engaged by or on behalf of the Company, or any other Person who has been selected with reasonable care by or on behalf of the Company, in each case as to matters which such relying Person reasonably believes to be within such other Person’s competence. No Member or the Manager shall be personally liable under any judgment of a court, or in any other manner, for any debt, obligation or liability of the Company, whether that liability or obligation arises in contract, tort or otherwise, solely by reason of being a Member or a Manager.
5.4. Right to Engage in Other Activities. Subject to the express provisions of this Agreement and any written agreements with the Company or between or among any Members, to which a Person may be a party or otherwise subject, each Member and the Manager, at any time and from time to time, may engage in and own interests in other business ventures of any type and description, independently or with others. Each Member and the Manager may conduct any other business or activity whatsoever and receive and enjoy profits or compensation therefrom, and the Members and the Manager shall not be accountable to the Company or to any Member with respect to that business or activity even if the business or activity competes with the Company’s business. Each Member waives any rights the Member might otherwise have to share or participate in such other interests or activities of any other Member or the Manager or their respective Affiliates. Notwithstanding the foregoing, Dolan agrees that it and its subsidiaries will only engage, directly or indirectly, in the Business through the Company (other than investments made pursuant to Section 3.3(c) hereof).
5.5. Transactions Between the Company and the Members. Notwithstanding that it may constitute a conflict of interest, the Members and the Manager and their respective Affiliates may engage in any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service or the establishment of any salary, other compensation or other terms of employment) with the Company and/or one or more of its subsidiaries so long as such transaction is on arm’s length, commercially reasonable terms, as approved by the Manager, including the transactions contemplated by Section 3.9.

5.6. Right to Indemnification.
(a) None of the Manager, any Member or any of their respective Affiliates, or, in each case, any of their respective equityholders, officers, directors, employees or agents, shall be liable, responsible or accountable in damages or otherwise to the Company or any Member for any action taken or failure to act on behalf of the Company within the scope of the authority conferred on the Manager or such Member by this Agreement or by law unless such action or omission was performed or omitted fraudulently or involved intentional misconduct. The Company shall indemnify and hold harmless the Manager, each Member and their respective Affiliates and, in each case, their respective equityholders, officers, directors, employees and agents (collectively, the “Indemnitees”) from and against any loss, expense, damage or injury suffered or sustained by them by reason of any acts, omissions or alleged acts or omissions arising out of their status as the Manager or as a Member or their activities on behalf of the Company, including, but not limited to, any judgment, award, settlement, reasonable attorneys’ fees and other costs or expenses incurred in connection with the defense of any actual or threatened action, proceeding or claim (a “Third Party Claim”), if the acts, omissions or alleged acts or omissions upon which such actual or threatened action, proceeding or claim is based were for a purpose reasonably believed to be in the best interests of the Company and within the power or authority delegated to such party hereunder and were not performed or omitted fraudulently or in bad faith or as a result of gross negligence by such party and did not involve misappropriation of Company funds. Any such indemnification shall only be from the assets of the Company. The Company shall be entitled to prompt written notice of any Third Party Claim and shall have the exclusive right to defend or settle such claim at its expense, subject to the right of the Indemnitee to participate in such defense, with Indemnitee’s own counsel at Indemnitee’s own cost. To the extent the Indemnitee is permitted by the Company to defend or settle any Third Party Claim and incurs legal costs in connection therewith, such costs shall be advanced by the Company prior to the final disposition of such Third Party Claim, upon receipt of an undertaking by the Indemnitee to repay such amount if it shall be ultimately determined that the Indemnitee is not entitled to be indemnified by the Company. The indemnification and advancement of expenses provided by this Section 5.6(a) shall continue as to a Person that has ceased to be a Manager or Member and shall inure to the benefit of the successors, assigns, heirs, executors, and administrators of such a Person.
(b) Without limitation of the foregoing in Section 5.6(a), the Company and each Member hereby acknowledges that one or more of the Indemnitees may have certain rights to indemnification, advancement of expenses and/or insurance provided by an Affiliate (such Affiliate, an “Indemnifying Affiliate”). The Company and each Member hereby agrees that, with respect to any such Indemnitees, the Company (i) is, relative to each Indemnifying Affiliate, the indemnitor of first resort (i.e., its obligations to the applicable Indemnitee under this Agreement are primary and any duplicative, overlapping or corresponding obligations of an Indemnifying Affiliate are secondary), (ii) shall be required to make all advances and other payments under this

Agreement, and shall be fully liable therefor, without regard to any rights any Indemnitee may have against his or her Indemnifying Affiliate, and (iii) irrevocably waives, relinquishes and releases any such Indemnifying Affiliate from any and all claims against such Indemnifying Affiliate for contribution, subrogation or any other recovery of any kind in respect thereof. The Company further agrees that no advancement or payment by an Indemnifying Affiliate on behalf of an Indemnitee with respect to any claim for which such Indemnitee has sought indemnification from the Company shall affect the foregoing and any such Indemnifying Affiliate shall have a right of contribution and/or be subrogated to the extent of such advancement or payment to all of the rights of recovery of any such applicable Indemnitee against the Company. The Company and each Member agree that each Indemnifying Affiliate is an express third party beneficiary of the terms of this Section 5.6(b).
5.7. Nonexclusivity of Rights. The right to indemnification and the advancement and payment of expenses conferred in this Article V shall not be exclusive of any other right that a Member or member or partner of the Manager, or other Person indemnified pursuant to this Article V may have or hereafter acquire under any contract, law (common or statutory) or provision of this Agreement.
5.8. Insurance. The Company may obtain and maintain, at its expense, insurance to protect itself, the Manager and/or any agent of the Company who is or was serving as an officer, agent or other representative of the Company or at the request of the Company as a manager, representative, director, officer, partner, trustee, employee, agent or similar functionary of another foreign or domestic limited liability company, corporation, partnership, joint venture, trust, employee benefit plan or other enterprise against any expense, liability or loss, whether or not the Company would have the power to indemnify such Person against such expense, liability or loss under this Article V.
5.9. Savings Clause. If this Article V or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Company shall nevertheless indemnify and hold harmless each Person indemnified pursuant to this Article V as to costs, charges and expenses (including reasonable attorneys’ fees and expenses), judgments, fines and amounts paid in settlement with respect to any such Proceeding, appeal, inquiry or investigation to the full extent permitted by any applicable portion of this Article V that shall not have been invalidated and to the fullest extent permitted by applicable law.
5.10. Power of Attorney.
(a) Grant of Power. Each Member constitutes and appoints the Manager as the Member’s true and lawful attorney-in-fact (“Attorney-in-Fact”), and in the Member’s name, place and stead, to make, execute, sign, acknowledge, and file, with respect to the Company:
(i) all documents (including amendments to the Certificate of Formation) which the Attorney-in-Fact deems appropriate to reflect any amendment, change, or modification of this Agreement that has been approved in accordance with Section 10.4 of this Agreement;

(ii) any and all other certificates or other instruments required to be filed by the Company under the laws of the State of Delaware or of any other state or jurisdiction, including, but not limited to, any certificate or other instruments necessary in order for the Company to continue to qualify as a limited liability company under the laws of the State of Delaware;
(iii) one or more applications to use an assumed name;
(iv) all documents and instruments which the Attorney-in-Fact deems necessary and appropriate to execute on behalf of a Member if such Member does not take any actions properly requested by the Manager pursuant to Section 7.5; and
(v) subject to the provisions of Section 8.1, all documents which may be required to dissolve and terminate the Company and to cancel its Certificate of Formation.
(b) Irrevocability. The foregoing power of attorney is irrevocable and is coupled with an interest, and, to the extent permitted by applicable law, shall survive the death, disability, dissolution, insolvency or bankruptcy of a Member or the Transfer of a Membership Interest, except that if the transferee of such Membership Interest is approved for admission as a Substituted Member pursuant to Section 7.3(d), this power of attorney granted by the transferor shall survive the delivery of the assignment for the sole purpose of enabling the Attorney-in-Fact to execute, acknowledge and file any documents needed to effectuate the substitution.
Article VI
Members
6.1. No Control of the Company; Other Limitations. Unless a Member is also the Manager, a Member shall not participate in the management or control of the Business, transact any business for the Company or have the power to act for or bind the Company, all such powers being vested solely and exclusively in the Manager. Except as otherwise required by the Act, a Member, as such, shall not be personally liable for any of the debts, liabilities, contracts or any other obligations of the Company.
6.2. Incapacity or Dissolution. The death, incapacity, dissolution or bankruptcy of a Member, or the transfer of all of his, her or its interest in the Company to anyone that is not a Member, shall not cause a dissolution of the Company, but the rights of such Member to share in the Profits and Losses of the Company, to receive distributions of Company funds and to assign an interest pursuant to Article VII hereof shall, on the happening of such an event, devolve on his, her or its successor-in-interest, if any, and the Company shall continue as a limited liability company under the Act.
6.3. Members’ Meetings. Meetings of the Members for the transaction of such business as may properly be brought before the meeting shall be held on such dates and at such times as may be determined by the Manager. Except as required by non-waivable provisions of applicable law, the Manager shall not be required to convene any meetings of the Members, except for an annual meeting to be held within forty-five (45) days of the end of the fiscal year of the Company.

(a) Place of Members’ Meetings. All meetings of the Members shall be held at the principal place of business of the Company or at any other place in the United States as shall be specified or fixed in the notices or waivers of notice thereof; provided, however, that a Member may participate in a meeting of the Members by means of telephone or similar communications equipment, so long as all of the Members participating in the meeting can hear each other at the same time. Such participation shall constitute presence in person at the meeting.
(b) Notice of Members’ Meeting. Except as otherwise required by law or provided in this Agreement, written notice of any meeting of Members stating the place, date and hour of the meeting and the purpose for which the meeting is called, shall be given to each Member entitled to vote at such meeting not less than forty-eight (48) hours nor more than sixty (60) days before the meeting date, by or at the direction of the Manager.
(c) Waiver of Notice. Any Member, either before or after any Members’ meeting, may waive in writing notice of the meeting, and such waiver shall be deemed the equivalent of giving notice. Attendance at a meeting by a Member shall constitute a waiver of notice, except when the Member attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened.
(d) Proxies. To the fullest extent permitted by law, a Member entitled to vote at a meeting of Members or to express consent or dissent to Company action in writing without a meeting may authorize another Person or Persons to act for such Member by proxy authorized by an instrument in writing or by an electronic transmission permitted by law and filed in accordance with the procedure established for such meeting or action.
(e) Members’ Voting Rights. Each Member shall be entitled to one vote for each Common Unit held of record by such Member as of the corresponding record date. The Members shall not be entitled to cumulative voting.
(f) Quorum and Required Vote. Except as otherwise required by law or provided in this Agreement, at any meeting of the Members, the presence in person or by proxy of Members holding a majority of the Participating Percentages, shall constitute a quorum for the transaction of business. Except as otherwise required by law or provided in this Agreement, at any meeting of the Members at which a quorum is present, the affirmative vote of the Members holding a majority of the Common Units present at the meeting in person or by proxy and entitled to vote on the subject matter shall be the act of the Members.

(g) Action by Written Consent. Except as otherwise provided by law, any action required or permitted to be taken at a Members’ meeting may be taken without a meeting and without a vote if a written consent is signed or electronically transmitted by the Members holding in the aggregate the requisite amount of the Participating Percentages required to approve such action and such writings or electronic transmissions are filed with the records of the Company. Notice of any action taken without a meeting shall be given to all Members promptly following the taking thereof. Any such action taken shall have the same force and effect as if action had been taken by the Members at a meeting thereof.
(h) Record Date. The date on which notice of a meeting of Members is sent shall be the record date for the determination of the Members entitled to notice of or to vote at such meeting (including any adjournment thereof). The record date for determining the Members entitled to consent to action in writing without a meeting shall be the first date on which a signed written consent setting forth the action taken or proposed to be taken is delivered to the Company.
6.4. Supermajority-in-Interest Consent Requirement. Notwithstanding anything to the contrary herein, without the consent of a Supermajority-in-Interest of the Members, the Company shall not:
(a) (i) Enter any line of business other than the Business, or (ii) exit any line of business in which the Company is engaged in as of the date hereof;
(b) Other than the Senior Indebtedness and the Senior Liens and the intercompany cash management system between the Company and its Affiliates, borrow money or secure indebtedness by mortgage, pledge, or other lien on any assets of the Company; or
(c) Enter into, alter or modify any transaction, agreement, arrangement or understanding with, or pay any fees or other amounts to, the Members or their Affiliates, except as otherwise expressly provided in this Agreement or pursuant to the Employment Agreements (as defined in the Membership Interests Purchase Agreement); provided, however, this Section 6.4(c) shall not apply to (i) the reimbursement to Members for costs which they incur on behalf of the Company in the ordinary course of the Business or (ii) any allocation of corporate overhead of Dolan or any of its subsidiaries to the Company in accordance with Dolan’s annual budgeting process.
6.5. Information Rights. The Company shall, to the extent applicable, (i) provide to a representative of the Minority Member (the “Observer”) copies of all notices, documents and information furnished to the Manager in anticipation of a meeting of the Manager in its capacity as the manager of the Company or pursuant to an action by written consent of the Manager in its capacity as the manager of the Company, and (ii) provide the Observer with copies of the minutes of any such meetings to the extent that such minutes are kept or of such executed written consents of the Manager. Notwithstanding the foregoing, the Company shall not be required under this Section 6.5 to provide access to the Observer to attorney/client privileged communications, whether in the form of written materials or a meeting of the Manager. The Minority Member and the Observer shall maintain the confidentiality of all proprietary information (“Information”) acquired pursuant to this Section 6.5 and shall not disclose or use such information other than (A) Information that (i) was in such Person’s possession prior to its disclosure to such Person pursuant to the terms of this Section 6.5; (ii) is or becomes available to such Person from a source that, to such Person’s knowledge after due inquiry, is not bound by an agreement with the Company or the Manager prohibiting such disclosure; (iii) is independently developed by such Person without reliance on, reference to or use of any Information provided to such Person pursuant to the terms of this Section 6.5; (iv) must be disclosed by such Person under applicable law or pursuant to legal process or regulatory inquiry, or (B) with the written consent of the Manager, which consent may be withheld in its reasonable discretion. The confidentiality provisions set forth in this Section 6.5 shall survive any termination of this Section 6.5 or this Agreement. The Minority Member acknowledges and agrees that the rights granted to it in this Section 6.5 shall terminate and be of no further effect from and after the time that the Minority Member ceases to hold at least five (5%) of the Participating Percentages.
Article VII
Certificates; Transfer of Membership Interests
7.1. Certificates. Upon the request of any Membership Interest Holder, the Company shall issue a certificate (each a “Certificate”) representing the Membership Interests held by such Membership Interest Holder in the Company. The Certificates shall be in such form as shall be determined by the Manager and shall be signed on behalf of the Company by the Manager. The Certificates shall be consecutively numbered or otherwise identified. The name and address of the person to whom a Certificate may be issued and the date of issue shall be entered in the certificate register of the Company. In case of a lost, destroyed or mutilated Certificate, a replacement may be issued upon such terms and indemnity to the Company as the Manager or its counsel may prescribe. All Membership Interests of the Company shall be deemed to be “securities” within the meaning of Section 8-102(a)(15) of the Uniform Commercial Code as in effect from time to time in the State of Delaware (the “UCC”), including for purposes of the grant, pledge, attachment or perfection of a security interest in the Membership Interests. The law of the State of Delaware is hereby designated as the issuer’s jurisdiction within the meaning of Section 8-110(d) of the UCC for purposes of the matters specified therein. So long as any Membership Interests are pledged by a Member as collateral security, the Company shall not take any action to “opt-out” of the treatment of the Membership Interests of the Company as “securities” under Article 8 of the UCC.
7.2. Legends. Certificates, if any, representing Membership Interests that are issued to any Membership Interest Holder shall bear a legend in substantially the following form:
“THIS CERTIFICATE EVIDENCES THE MEMBERSHIP INTERESTS IN DISCOVERREADY LLC (THE “ISSUER”) HELD BY THE OWNER OF THIS CERTIFICATE AS SET FORTH IN THIS CERTIFICATE AND SHALL BE A SECURITY FOR PURPOSES OF ARTICLE 8 OF THE UNIFORM COMMERCIAL CODE. THE MEMBERSHIP INTERESTS REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR ANY APPLICABLE STATE SECURITIES LAWS (THE “STATE LAWS”), AND MAY NOT BE OFFERED, SOLD, ASSIGNED, PLEDGED OR TRANSFERRED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT OR THE STATE LAWS OR AN EXEMPTION FROM REGISTRATION THEREUNDER. THE TRANSFER OF THE MEMBERSHIP INTERESTS REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO THE CONDITIONS SPECIFIED IN A THIRD AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT, DATED AS OF NOVEMBER 2, 2009, AS AMENDED FROM TIME TO TIME, GOVERNING THE ISSUER AND ITS MEMBERS AND ECONOMIC OWNERS. A COPY OF SUCH CONDITIONS SHALL BE FURNISHED BY THE ISSUER TO THE HOLDER HEREOF UPON WRITTEN REQUEST AND WITHOUT CHARGE.”

7.3. Transfers.
(a) Except as otherwise permitted in Sections 7.4, 7.5, 7.6, 7.7, 7.8 or 7.9 no Person may Transfer all or any portion of the Membership Interests in the Company held by such Person; provided, however, if any Senior Indebtedness is then outstanding or the commitments under the Senior Credit Agreement have not been terminated, then if the Membership Interests owned by Dolan have been pledged to the Senior Agent, the consent of the Senior Agent will also be required to effectuate any mortgage, lien, pledge or hypothecation of all or such portion of the Membership Interests held by Dolan sought to be Transferred hereunder to a Person other than the Senior Agent.
(b) In addition to the other requirements of this Section 7.3, unless waived by the Manager in its sole discretion or as otherwise provided in Section 7.4, no Transfer of all or any portion of Membership Interests in the Company shall be made unless the following conditions are met:
(i) The Transfer will not violate registration requirements under any federal or state securities laws;
(ii) The transferee delivers to the Company a written instrument agreeing to be bound by the terms of this Agreement and assume all obligations of the transferor under this Agreement with respect to the Membership Interests being transferred; and
(iii) The Transfer will not result in the Company being subject to the Investment Company Act of 1940, as amended.
(c) Each Member hereby acknowledges the reasonableness of the prohibition contained in this Section 7.3 in view of the purposes of the Company and the relationship of the Members. Any Person to whom Membership Interests in the Company are attempted to be transferred in violation of this Section 7.3 shall not be entitled to vote on matters coming before the Members, participate in the management of the Company, act as an agent of the Company, receive distributions from the Company or have any other rights in or with respect to the Membership Interests in the Company.

(d) No transferee of a Member’s Membership Interest in the Company shall become a Substituted Member unless such transfer shall be made in compliance with Sections 7.3(a) and 7.3(b) and:
(i) the Manager shall have consented to the admission of such transferee as a Substituted Member; and
(ii) the transferring Member and the transferee shall have executed and acknowledged such other instruments as the Manager may deem necessary and desirable.
(e) A transferee of a Member’s Membership Interest in the Company that is not admitted as a Substituted Member shall become an Economic Owner.
(f) If the number of Units to be transferred pursuant to any Transfer hereunder will be based on the Holdco Percentage, then no less than five (5) days prior to the consummation of such Transfer, the Manager shall provide the Minority Member written notice of such proposed Transfer in order to provide the Minority Member the opportunity to update Exhibit C hereto.
7.4. Permitted Transferees.
(a) Notwithstanding anything to the contrary in Section 7.3(a), but subject to Sections 7.3(b) and 7.3(d), each Member shall have the right to Transfer, at any time, all or any portion of Membership Interests in the Company held by such Member to one or more of their Permitted Transferees.
(b) Notwithstanding any provision to the contrary contained in this Agreement, Dolan shall be permitted to mortgage, pledge or hypothecate its Membership Interests (including Common Units) in the Company, directly or indirectly, as collateral security in connection with any loan or other indebtedness from a lender or creditor, including, but not limited to, any lender or creditor under any Senior Credit Agreement. Any such lender or creditor to whom such Membership Interests have been mortgaged, pledged or hypothecated shall be permitted to dispose of such encumbered Membership Interests in the Company by means of foreclosure or other applicable action and any purchaser of such encumbered Membership Interests shall be deemed admitted as a Substituted Member in the Company, all without requiring any consent under Sections 7.3(a) or compliance with 7.3(b). Upon Dolan’s request, the Manager shall prepare, execute and deliver any written instrument of assignment or transfer as may be reasonably requested or desired by the lender or creditor of Dolan or any Affiliate thereof to perfect its security interest in Dolan’s Membership Interests in the Company.

7.5. Right of First Refusal. This Section 7.5 shall not apply to any Transfer to the Company, to Dolan (or any of its Affiliates) or to any Permitted Transferees or any Transfers pursuant to Sections 7.4(b), 7.6, 7.7, 7.8 or 7.9. Except for Transfers to Permitted Transferees, no Membership Interest Holder shall Transfer any Membership Interests owned by such Membership Interest Holder for a period of three (3) years from the date hereof. Thereafter:
(a) If a Membership Interest Holder receives a bona fide offer which such Membership Interest Holder desires to accept (a “Transfer Offer”) to sell any Membership Interests owned by him, her or it (such Membership Interest Holder desiring to sell such Membership Interests being referred to in this Section 7.5 as a “Selling Holder”), then such Selling Holder shall cause the Transfer Offer to be reduced to writing and shall deliver written notice of such Transfer Offer (a “Transfer Notice”), accompanied by a copy of such Transfer Offer, to the Manager and each of the Members (each such Member (other than the Selling Holder, a “Buying Holder”), setting forth the identity of the offeror (the “Offeror”), the number of Membership Interests proposed to be transferred (the “Offered Securities”), the price per security contained in the Transfer Offer (the “Transfer Offer Price Per Security”), and all other terms applicable thereto. The Transfer Notice shall also contain an irrevocable offer to sell the Offered Securities to the Buying Holders. Each such Buying Holder shall have five (5) days from the date of receipt of any such Transfer Notice to agree to purchase that portion, but not less than that portion, of the Offered Securities to be sold by the Selling Holder equal to (i) the number of Common Units (determined on a Common Equivalent Basis) held by such Buying Holder as of the date of the Transfer Notice, divided by (ii) all of the Common Units outstanding as of the date of the Transfer Notice (determined on a Common Equivalent Basis), at a price equal to the Transfer Offer Price Per Security and upon substantially the same terms as contained in the Transfer Offer by giving written notice to the Selling Holder and the Manager and stating therein the quantity of Offered Securities to be purchased by such Buying Holder.
(b) If one or more of the Buying Holders do not exercise his, her or its rights under this Section 7.5 (in such capacity, each a “Declining Buying Holder”), the Manager shall promptly so advise each of the Buying Holders which are exercising their rights under this Section 7.5 (in such capacity, each a “Participating Buying Holder”) by providing each Participating Buying Holder with written notice (the “Participating Transfer Notice”) and within five (5) days after the date of such Participating Transfer Notice, each Participating Buying Holder shall notify the Manager of his, her or its willingness to purchase all of the Offered Securities which could have been purchased by all of the Declining Buying Holders (collectively, the “Declined Offered Securities”) at the same price and upon the same terms specified in the Transfer Notice. To the extent that two or more Participating Buying Holder agree to purchase all of the Declined Offered Securities, then each Participating Buying Holder shall be obligated to purchase that portion, but not less that that portion, of the Declined Offered Securities equal to (i) the number of Common Units (determined on a Common Equivalent Basis) held by such Participating Buying Holder as of the date of the Transfer Notice, divided by (ii) all of the Common Units (determined on a Common Equivalent Basis) held by all such Participating Buying Holders as of the date of the Transfer Notice. The Participating Buying Holders that agree to purchase Declined Offered Securities are referred to as “Make-Up Buying Holders”. The Manager shall send to each Make-Up Buying Holder a notice immediately following the expiration of such five-day period setting forth the quantity of the Declined Offered Securities to be purchased, and the aggregate purchase price to be paid, by such Make-Up Buying Holder. If the Buying Holders and the Make-Up Buying Holders do not elect to acquire all of the Offered Securities, the Selling Holder shall have the right to sell the Offered Securities pursuant to Section 7.5(d) below.

(c) If the Buying Holders and the Make-Up Buying Holders elect to acquire all of the Offered Securities, each Buying Holder and each Make-Up Buying Holder shall close (the “ROFR Closing”) on the purchase of the Offered Securities and the Declined Offered Securities, as applicable, to be purchased by such Buying Holders and Make-Up Buying Holders, as applicable, on a date specified by the Manager, which date shall not be later than twenty (20) days from the date of the notice of the Transfer Offer (the “Offered Securities Closing Date”). At the ROFR Closing, (i) the Selling Holder shall (A) endorse and deliver to the Manager any certificates (but only if certificates representing Membership Interests have been issued) representing the Offered Securities held by such Selling Holder for cancellation by the Manager, (B) execute and deliver any other instruments requested by the Manager to evidence the Transfer of the Offered Securities to the Buying Holders and the Make-Up Buying Holders, as applicable, and (C) execute and deliver a transfer agreement, substantially in the form of Exhibit B hereto (a “Transfer Agreement”).
(d) If the Buying Holders and the Make-Up Buying Holders do not elect to acquire all of the Offered Securities, then the Selling Holder shall have the right for a period of thirty (30) calendar days from the Offered Securities Closing Date (the “Outside Date”) to sell to the Offeror the Offered Securities at a price per Offered Security of not less than the Transfer Offer Price Per Security and on the other terms specified in the Transfer Offer provided that the Offeror has first complied with each of the provisions of Section 7.3(b). To the extent that the sale of the Offered Securities to the Offeror is not consummated on or prior to the Outside Date pursuant to this Section 7.5, then the provisions of this Section 7.5 shall apply de novo.
(e) Notwithstanding anything to the contrary in this Section 7.5, in the event the form of consideration specified in the Transfer Offer is other than cash, each Buying Holder or Make-Up Buying Holder, as applicable, shall have the option of paying the Transfer Offer Price Per Security in cash in an amount equal to the fair market value of such non-cash consideration unless it is reasonably practicable to deliver substantially identical non-cash consideration, in which case each Buying Holder or Make-Up Buying Holder, as applicable, shall deliver such substantially identical non-cash consideration if requested by the Selling Holder. Fair market value for any such non-cash consideration shall be mutually agreed upon by the Selling Holder and each Buying Holder or Make-Up Buying Holder, as applicable; provided, however, that if the Selling Holder, on the one hand, and any Buying Holder or Make-Up Buying Holder, on the other hand (any such Buying Holder or Make-Up Buying Holder, a “Disputing Buying Holder”), are unable to agree upon the fair market value for any such non-cash consideration then fair market value shall be determined by a nationally recognized investment banking or valuation firm mutually acceptable to the Selling Holder and such Disputing Buying Holder(s) with the costs of such investment banking or valuation firm to be borne equally between the Selling Holder, on the one hand, and the Disputing Buying Holder(s), on the other hand; provided, further, however, in the event the Selling Holder and such Disputing Buying Holder(s) are unable to promptly (but in any event no later than fifteen (15) days from the date of receipt of any such Transfer Notice) agree upon the selection of such investment banking or valuation firm then such disagreement shall be considered a “Dispute” for purposes of Section 10.5 and shall be submitted to arbitration pursuant to the terms and conditions of Section 10.5.

7.6. Drag-Along Rights. If the Manager, in its sole discretion, elects to consummate a Sale of the Company to an independent third party (a “Third Party Purchaser”), the Manager shall notify the Membership Interest Holders in writing of such Sale of the Company. Upon request by the Manager, each Membership Interest Holder will consent to and raise no objections to the proposed transaction, and will take all other actions reasonably necessary or desirable to cause the consummation of such Sale of the Company on the terms proposed by the Manager. The obligations of the Membership Interest Holders pursuant to this Section 7.6 with respect to a Sale of the Company are subject to the following conditions: (x) the consideration payable with respect to the Membership Interests upon consummation of such Sale of the Company to all of the Membership Interest Holders shall be allocated among the Membership Interest Holders as set forth in accordance with their respective Participating Percentages, and (y) upon the consummation of the Sale of the Company, all of the Membership Interest Holders who hold Membership Interests shall receive the same form and payment of consideration per Membership Interest. Each Membership Interest Holder shall pay his, her or its pro rata share of the reasonable, third-party out-of-pocket expenses incurred by the Manager in connection with such transaction and shall be obligated to join based on his, her or its pro rata share in any indemnification or other obligations that the Manager agrees to provide in respect of the Company and its subsidiaries’ operations in connection with such Sale of the Company (other than any such obligations that relate specifically to a particular Membership Interest Holder such as indemnification with respect to representations and warranties given by a Membership Interest Holder regarding such Membership Interest Holder’s title to and ownership of any Membership Interests); provided that (x) no Membership Interest Holder shall be obligated in connection with such Transfer to agree to indemnify or hold harmless the Third Party Purchaser with respect to an amount in excess of the net cash proceeds paid to such Membership Interest Holder in connection with such Transfer, and (y) (A) no Membership Interest Holder who is a natural person and who, at the time of the closing of such sale, is already subject to a non-compete or other restrictive covenant in favor of the Company (each an “Existing Restrictive Covenant”) shall be obligated to agree to any additional non-compete or other restrictive covenant; provided, however, that each such Membership Interest Holder shall reaffirm and ratify all such Existing Restrictive Covenants at the closing of such sale and shall, if requested by the Third Party Purchaser, consent to the assignment by the Company of all such Existing Restrictive Covenants to the Third Party Purchaser and (B) no other Membership Interest Holder shall be obligated to agree to any non-compete or other restrictive covenant that is broader in scope or duration than any non-compete or other restrictive covenant agreed to by the Manager in any such Sale of the Company. To the extent that a Membership Interest Holder does not take any actions when requested by the Manager pursuant to this Section 7.6 each such Membership Interest Holder hereby constitutes and appoints the Manager as such Membership Interest Holder’s true and lawful Attorney-in-Fact and authorizes the Attorney-in-Fact to execute on behalf of such Membership Interest Holder any and all documents and instruments which the Attorney-in-Fact deems necessary and appropriate in connection with the Sale of the Company. The foregoing power of attorney is irrevocable and is coupled with an interest. The rights under this Section 7.6 may be exercised by the Senior Agent holding a lien on or security interest in Membership Interests pursuant to Section 7.4(b) constituting at least fifty percent (50%) of the Participating Percentages if such Senior Agent is foreclosing any such lien or security interest as described in Section 7.4(b).

7.7. Put Right.
(a) Notwithstanding anything to the contrary in Section 7.5, during the period commencing on the third (3rd) anniversary of the date hereof and ending on the date which is ninety (90) days thereafter, the Minority Member (an “Exiting Minority Member”) will have the right to require the Company to purchase all (or such lesser amount as may be agreed upon by the Exiting Minority Member and the Company) of such Exiting Minority Member’s Common Units for an aggregate purchase price equal to the Put Purchase Price by delivering written notice of the exercise of such right to the Manager (the “Put Notice”). The date on which the Manager receives the Put Notice hereinafter is referred to as the “Put Delivery Date”. The Company and the Exiting Minority Member each acknowledge and agree that, for purposes of calculating the Put Purchase Price, the specified date with respect to the Put Equity Value Per Common Unit shall be the last day of the calendar month ending immediately prior to the Put Closing Date (as defined below).
(b) The Company shall be obligated to purchase all of the Exiting Minority Member’s Common Units requested to be purchased by such Exiting Minority Member in the Put Notice pursuant to Section 7.7(a) hereof (the “Put Securities”), at a closing (the “Put Closing”) on such date as mutually agreed to by the Manager and such Exiting Minority Member, which date shall not be prior to the later of (i) sixty (60) days after the Put Delivery Date or (ii) ten (10) days after the final determination of the Put Purchase Price pursuant to Section 7.7(c) (such date of closing, the “Put Closing Date”). At the Put Closing, (i) an Exiting Minority Member shall (A) endorse and deliver to the Manager any certificates (but only if certificates representing Common Units have been issued) representing the Put Securities held by such Exiting Minority Member to be purchased by the Company, (B) execute and deliver any other instruments requested by the Manager to evidence the purchase of the Put Securities by the Company, and (C) execute and deliver to the Manager a Transfer Agreement, and (ii) (A) the Company shall pay to the Exiting Minority Member all or such portion of the Put Purchase Price by wire transfer of immediately available funds that the Company is permitted to pay at such time pursuant to the terms and conditions of the Senior Credit Agreement and (B) to the extent that any portion of the Put Purchase Price is not paid in cash at the Put Closing, then the Company shall issue and deliver to such Exiting Minority Member a Put Note in an aggregate principal amount equal to the unpaid portion of the Put Purchase Price.
(c) Appraisal. Within ten (10) days after a Put Notice shall have been received by the Manager, the Manager shall deliver to the Exiting Minority Member its good faith determination of the Put Purchase Price (the “Put Purchase Price Calculation”). The Exiting Minority Member shall have ten (10) days from the date of receipt of the Put Purchase Price Calculation to deliver to the Manager a notice of objection (a “Put Purchase Price Objection Notice”) with respect to the Put Purchase Price Calculation. If no Put Purchase Price Objection Notice is delivered by the Exiting Minority Member to the Manager before the expiration of such ten (10) day period, then the Put Purchase Price Calculation shall be final and binding on the Exiting Minority Member. If a Put Purchase Price Objection Notice is delivered in accordance with this Section 7.7(c), the Manager and the Exiting Minority Member shall consult with each other with respect to the objection set forth therein. If the Manager and the Exiting Minority Member are unable to reach agreement within ten (10) days after such a Put Purchase Price Objection Notice has been given, then the Manager shall, within fifteen (15) days thereafter, select in good faith an independent investment bank or independent appraiser (such Person, the “Appraiser”) to make an independent determination of the Put Purchase Price. The Appraiser shall determine the Put Purchase Price within thirty (30) days of selection. The determination of the Put Purchase Price by the Appraiser shall be final and binding on the Company and the Exiting Minority Member. The Company, on the one hand, and the Exiting Minority Member, on the other hand, shall share equally the costs of engagement of an Appraiser for any determination of the Put Purchase Price.

(d) In addition to the rights set forth above, (A) in the event that a Guarantor (as defined in the Membership Interests Purchase Agreement) ceases to be an employee of the Company on account of (i) the Company terminating such Guarantor’s employment with the Company without Cause (as such term is defined in such Guarantor’s Employment Agreement) or (ii) such Guarantor terminating his employment with the Company for Good Reason (as such term is defined in such Guarantor’s Employment Agreement), then the Minority Member shall have the right to require the Company to purchase the Proportionate Amount as such term applies to such Guarantor (or such lesser amount as may be agreed to by such Guarantor, the Manager and the Minority Member) of the Minority Member’s Common Units for an aggregate purchase price equal to the Put Purchase Price pursuant to the procedures set forth in this Section 7.7, or (B) with respect to C. Parkhill Mays only, after the expiration of the Mays Employment Term, the Company shall purchase from the Minority Member the Proportionate Amount as such term applies to C. Parkhill Mays (or such lesser amount as may be agreed to by C. Parkhill Mays, the Company and the Minority Member; such amount so purchased by the Company, the “Parkhill Securities”) of the Minority Member’s Common Units for an aggregate purchase price equal to the Forced Sale Purchase Price pursuant to the procedures set forth in this Section 7.7.
7.8. Call Option.
(a) Notwithstanding anything to the contrary in Section 7.5, at any time during the period commencing on the third (3rd) anniversary of the date hereof and ending on the date which is ninety (90) days thereafter, Dolan will have the continuing right to purchase all or any portion of the Minority Member’s Common Units (any such Member, a “Selling Minority Member”) for an aggregate purchase price equal to the Call Purchase Price by delivering written notice of the exercise of such right to such Selling Minority Member (the “Call Notice”). The date on which such Selling Minority Member receives the Call Notice hereinafter is referred to as the “Call Delivery Date”. Dolan and such Selling Minority Member each acknowledge and agree that, for purposes of calculating the Call Purchase Price, the specified date with respect to the Call Equity Value Per Common Unit shall be the last day of the calendar month ending immediately prior to the Call Closing Date (as defined below).
(b) The Selling Minority Member shall be obligated to sell all of such Selling Minority Member’s Common Units to Dolan requested to be purchased by Dolan in the Call Notice pursuant to Section 7.8(a) hereof (the “Call Securities”), at a closing (the “Call Closing”) on such date as mutually agreed to by Dolan and such Selling Minority Member, which date shall not be later than the earlier of (i) sixty (60) days after the Call Delivery Date or (ii) ten (10) days after the final determination of the Call Purchase Price pursuant to Section 7.8(c) (such date of closing, the “Call Closing Date”). At the Call Closing, (i) a Selling Minority Member shall (A) endorse and deliver to Dolan any certificates (but only if certificates representing Common Units have been issued) representing the Call Securities held by such Selling Minority Member to be purchased by Dolan, (B) execute and deliver any other instruments requested by Dolan to evidence the purchase of the Call Securities by Dolan, and (C) execute and deliver to Dolan a Transfer Agreement, (ii) (A) Dolan shall pay to the Selling Minority Member all or such portion of the Call Purchase Price by wire transfer of immediately available funds that Dolan is permitted to pay at such time pursuant to the terms and conditions of the Senior Credit Agreement and (B) to the extent that any portion of the Call Purchase Price is not paid in cash at the Call Closing, then Dolan shall issue and deliver to such Selling Minority Member a Call Note in an aggregate principal amount equal to the unpaid portion of the Call Purchase Price.

(c) Within ten (10) days after a Call Notice shall have been received by the Dolan, the Manager shall deliver to the Selling Minority Member its good faith determination of the Call Purchase Price (the “Call Purchase Price Calculation”). The Selling Minority Member shall have five (5) days from the date of receipt of the Call Purchase Price Calculation to deliver to Dolan a notice of objection (a “Call Purchase Price Objection Notice”) with respect to the Call Purchase Price Calculation. If no Call Purchase Price Objection Notice is delivered by the Selling Minority Member to Dolan before the expiration of such five (5) day period, then the Call Purchase Price Calculation shall be final and binding on the Selling Minority Member. If a Call Purchase Price Objection Notice is delivered in accordance with this Section 7.8(c), Dolan and the Selling Minority Member shall consult with each other with respect to the objection set forth therein. If Dolan and the Selling Minority Member are unable to reach agreement within ten (10) days after such a Call Purchase Price Objection Notice has been given, then the Appraiser shall be appointed pursuant to the procedures set forth in Section 7.7 to make an independent determination of the Call Purchase Price. The Appraiser shall determine the Call Purchase Price within thirty (30) days of selection. The determination of the Call Purchase Price by the Appraiser shall be final and binding on Dolan and the Selling Minority Member. Dolan, on the one hand, and the Selling Minority Member, on the other hand, shall share equally the costs of engagement of an Appraiser for any determination of the Call Purchase Price.
(d) In addition to the rights set forth above, in the event that a Guarantor (as defined in the Membership Interests Purchase Agreement) ceases to be an employee of the Company on account of (i) the Company terminating such Guarantor’s employment with the Company for Cause or (ii) such Guarantor terminating his employment with the Company without Good Reason, then Dolan shall have the right to require the Minority Member to sell the Proportionate Amount as such term applies to such Guarantor (or such lesser amount as may be agreed to by such Guarantor, Dolan and the Minority Member) of the Minority Member’s Common Units to Dolan for an aggregate purchase price equal to the Call Purchase Price pursuant to the procedures set forth in this Section 7.8.
7.9. Tag-Along Rights.
(a) If Dolan proposes to Sell to a Third Party Purchaser any or all of the Membership Interests owned by Dolan (a “Transaction”), then Dolan shall refrain from effecting a Transaction unless, prior to the consummation thereof: (i) Dolan shall provide the Minority Member with written notice (a “Tag Transfer Notice”) at least ten (10) Business Days prior to the closing date of the Transaction, setting forth: (A) the name and address of the proposed Third Party Purchaser; (B) the number of Membership Interests proposed to be sold by Dolan (the “Dolan Sale Amount”); and (C) the purchase price and other terms and conditions of payment and the closing date for the proposed Sale (including, when available, a copy of any purchase agreement related thereto); and (ii) the Minority Member shall have been afforded the opportunity to join in such Transaction as required by this Section 7.9. Any purported Transaction subject to this Section 7.9 not made in compliance with this Section 7.9 shall be void and of no force and effect and shall not be recorded upon the books and records of the Company.

(b) If the Minority Member desires to participate in such Transaction, the Minority Member shall notify Dolan by providing Dolan with a written notice (the “Tag-Along Notice”) on or before the expiration of the tenth (10th) Business Day following receipt of the Tag Transfer Notice indicating that the Minority Member desires to Sell its proportionate number of Common Units (as calculated below) on the same terms and conditions set forth in the Tag Transfer Notice. The maximum number of Common Units that the Minority Member shall be entitled to Sell to a Third Party Purchaser in accordance with this Section 7.9 shall be determined by multiplying (x) the total number of Common Units owned by the Minority Member at the time of receipt of the Tag Transfer Notice by (y) a fraction, the numerator of which is equal to the number of Common Units proposed to be sold to the Third Party Purchaser by Dolan and the denominator of which is equal to the total number of Common Units owned by Dolan. The total number of Common Units that the Minority Member shall be entitled to sell to the Third Party Purchaser is referred to herein as the “Tag-Along Amount.” If Dolan does not receive a Tag-Along Notice from the Minority Member within the period specified above, the Minority Member shall be deemed to have waived its rights to participate in the Transaction and Dolan shall thereafter be free to sell its Common Units to the Third Party Purchaser in the amount and on the same terms and conditions set forth in the Tag Transfer Notice, subject to Section 7.9(h) below. Except as otherwise provided in Section 7.9(c), if the Minority Member provides Dolan with a Tag-Along Notice within the period specified above, Dolan may not effect such Transaction unless the Third Party Purchaser shall have purchased the Tag-Along Amount from the Minority Member on the same terms and conditions set forth in the Transfer Notice.
(c) If the sum of the number of Common Units proposed to be sold to the Third Party Purchaser by Dolan and the Minority Member exceeds the number of Common Units that such Third Party Purchaser is willing to purchase (the “Purchase Amount”), then Dolan shall be obligated to reduce the Dolan Sale Amount to an amount equal to the product of (x) Dolan’s Participating Percentage as of the date of the Tag Transfer Notice multiplied by (y) the Purchase Amount.
(d) Any indemnity required to be provided by Dolan and/or the Minority Member to the Third Party Purchaser in a purchase agreement relating to such Transaction will be several and not joint.
(e) Dolan and the Minority Member shall be required to bear their pro rata share, based on the number of Common Units included in such Transaction, of the expenses of the transaction payable by Dolan, including reasonable legal, accounting and investment banking fees and expenses.
(f) The Manager shall, upon request by Dolan or the Minority Member, issue to Dolan or the Minority Member one or more certificates, if applicable, registered in the names and in the denominations (aggregating in a number equal to the original denomination) requested by Dolan or the Minority Member, to facilitate any partial sale of Common Units pursuant to this Section 7.9.

(g) To the extent that a Tag Transfer Notice has been delivered to the Minority Member and any prospective Third Party Purchaser is unwilling or otherwise refuses to purchase Common Units from the Minority Member, Dolan shall not Sell to such prospective Third Party Purchaser any Membership Interests, unless and until, simultaneously with such Sale, Dolan shall purchase such Common Units from the Minority Member on the same terms and conditions specified in the Tag Transfer Notice.
(h) Subject to the rights of the Minority Member to participate in the Transaction as provided in this Section 7.9, Dolan may conclude a Transaction covered by the Tag Transfer Notice on the terms and conditions described in the Tag Transfer Notice; provided, however, that the closing of such Transaction takes place no later than one hundred eighty (180) days following delivery to the Minority Member of a Tag Transfer Notice. Any proposed Transaction on terms and conditions more favorable to the Third Party Purchaser than those described in the Tag Transfer Notice, as well as any proposed sale of any Common Units by Dolan more than one hundred eighty (180) days following delivery to the Minority Member of a Tag Transfer Notice, shall again be subject to the tag-along rights of the Minority Member and shall require compliance by Dolan with the procedures described in this Section 7.9.
(i) The exercise or non-exercise of the rights of the Minority Member under this Section 7.9 to participate in one or more Transactions shall not limit the Minority Member’s right to participate in any subsequent Transaction pursuant to this Section 7.9.
7.10. Withdrawal of Members. No Member shall have the right to withdraw from the Company, except in the case of an Involuntary Withdrawal. Immediately upon the occurrence of an Involuntary Withdrawal, the successor(s) of the Member so withdrawing shall thereupon become Economic Owner(s) but shall not become Member(s). No Member shall have the right to receive the return of any capital contribution in connection with an Involuntary Withdrawal.
7.11. No Appraisal Rights. No Member shall be entitled to any appraisal rights with respect to such Member’s Membership Interests, whether individually or as part of any class or group of Members, in the event of a merger, consolidation, Sale of the Company or other transaction involving the Company or its securities unless such rights are expressly provided by the agreement of merger, agreement of consolidation or other document effectuating such transaction.

Article VIII
Dissolution, Liquidation, and Termination of the Company
8.1. Events of Dissolution. The Company shall be dissolved upon the decision of the Manager to liquidate or dissolve the Company.
8.2. Procedure for Winding Up and Dissolution.
(a) If the Company is dissolved, the Manager shall wind up its affairs. On the winding up of the affairs of the Company, the assets of the Company shall be distributed in the following order of priority:
(i) first, to pay the costs and expenses of the winding up, liquidation and termination of the Company;
(ii) second, to creditors of the Company, including any liabilities and obligations payable to the Members or Affiliates of the Members (other than in such Person’s capacity as an equityholder of the Company);
(iii) third, to establish reserves determined by the Manager to be reasonably adequate to meet any and all contingent or unforeseen liabilities or obligations of the Company; and
(iv) fourth, in accordance with Section 4.1(a).
(b) Notwithstanding anything to the contrary in this Agreement, upon a liquidation within the meaning of Regulations Section 1.704-1(b)(2)(ii)(g), if any Member has a deficit Capital Account balance (after giving effect to all contributions, distributions, allocations and other Capital Account adjustments for all taxable years, including the year during which such liquidation occurs), such Member shall have no obligation to make any contribution to the capital of the Company and the deficit balance in such Member’s Capital Account shall not be considered an asset of the Company or as a debt owed by such Member to the Company or to any other Person for any purpose whatsoever.
8.3. Cancellation of Certificate. On completion of the distribution of Company assets as provided herein, the Company is terminated, and shall file a certificate of cancellation with the Secretary, cancel any other filings made pursuant to Section 2.1 and take such other actions as may be necessary to terminate the Company.
Article IX
Books, Records, Accounting, and Tax Elections
9.1. Bank Accounts. All funds of the Company shall be deposited in a bank account or accounts maintained in the Company’s name. The Manager shall determine the institution or institutions at which the accounts will be opened and maintained, the types of accounts, and the Persons who will have authority with respect to the accounts and the funds therein.
9.2. Books and Records.
(a) The Manager shall keep or cause to be kept complete and accurate customary books and records of the Company and supporting documentation of the transactions with respect to the conduct of the Company’s business. The records shall include, but not be limited to, a copy of the Certificate of Formation and this Agreement and all amendments to the Certificate of Formation and this Agreement, a current list of the names and last known business, residence, or mailing addresses of all Members, and the Company’s federal, state and local tax returns. Each of the Members shall have reasonable access to the books and records of the Company.

(b) The books and records shall be kept on the cash or accrual method of accounting, as determined from time to time by the Manager, and shall be available at the Company’s principal office for examination by any Member or the Member’s duly authorized representative at any and all reasonable times during normal business hours. Each Member shall reimburse the Company for all costs and expenses incurred by the Company in connection with the Member’s inspection and copying of the Company’s books and records.
(c) All matters concerning (i) the determination of the relative amount of allocations and distributions among the Members pursuant to Articles III and IV and (ii) accounting procedures and determinations, and other determinations not specifically and expressly provided for by the terms of this Agreement, shall be reasonably determined by the Manager, whose determination shall be final and conclusive as to all of the Members absent manifest clerical error.
9.3. Annual Accounting Period. The annual accounting period of the Company shall end on December 31. The Company’s taxable year shall be selected by the Manager, subject to the requirements and limitations of the Code.
9.4. Reports. The Manager shall prepare and distribute to the Members, as promptly as practicable after the end of each applicable period, quarterly and year-end reports concerning the financial condition of the Company, which shall include information regarding sales, profits and losses, cash flow, revenue and expenses and a balance sheet, which, in the case of the year-end reports, shall be audited. Within ninety (90) days after the end of each taxable year of the Company, the Manager shall use its good faith efforts to cause to be sent to each Person who was a Membership Interest Holder at any time during the taxable year then ended, that tax information concerning the Company which is necessary for preparing the Membership Interest Holder’s income tax returns for that year.
9.5. Tax Matters Partner; Tax Elections. Dolan is hereby designated the “tax matters partner” of the Company as defined in Section 6231 of the Code (the “Tax Matters Member”). The Tax Matters Member shall inform each other Member of all significant matters that may come to its attention in its capacity as Tax Matters Member by giving notice thereof and forwarding to each other Member copies of all significant written communications it may receive in that capacity. The Tax Matters Member may make any tax elections for the Company allowed under the Code, or the tax laws of any state or other jurisdiction having taxing jurisdiction over the Company; provided that neither the Tax Matters Member, the Manager or any Member shall make any election or take any other action that would cause or permit the Company or any successor to the Company to be taxed as a corporation for federal income tax purposes. The Tax Matters Member may, in its sole discretion, make or revoke the election referred to in Section 754 of the Code. The Company shall reimburse Dolan for any reasonable costs it incurs in its capacity as the Tax Matters Partner. Each of the Members will, upon request, supply the information necessary to properly give effect to such election.
9.6. Title to Company Property. All real and personal property acquired by the Company shall be acquired and held by the Company in its name.

Article X
General Provisions
10.1. Further Assurances. Each Member shall execute all such certificates and other documents and shall do all such filing, recording, publishing and other acts as the Manager deems appropriate to comply with the requirements of law for the formation and operation of the Company and to comply with any laws, rules, and regulations relating to the acquisition, operation, or holding of the property of the Company.
10.2. Notifications. Except as otherwise provided in this Agreement, any notice, demand, consent, election, offer, approval, request, or other communication (collectively, a “Notice”) required or permitted hereunder must be in writing and either delivered personally or by (i) certified or registered mail, postage prepaid, return receipt requested, (ii) means of a facsimile machine or other electronic transmission (including transmission in portable document format by electronic mail) or (iii) a recognized overnight delivery service. A Notice must be addressed to a Member at the Member’s last known address, facsimile number or electronic mail address on the records of the Company. A Notice to the Company must be addressed to the Company at the Company’s principal office. A Notice delivered personally will be deemed given when delivered. A Notice that is sent by mail will be deemed given three (3) Business Days after it is mailed. A Notice sent by facsimile or other electronic transmission (including transmission in portable document format by electronic mail) will be deemed given on the next Business Day after the date of such delivery so long as a copy also is sent by other means permitted hereunder. A Notice sent by recognized overnight delivery service will be deemed given when received or refused. Any party may designate, by Notice to all of the others, substitute addresses, including electronic mail addresses, or addressees for Notices; and, thereafter, Notices are to be directed to those substitute addresses or addressees.
10.3. Specific Performance. The parties recognize that irreparable injury will result from a breach of any provision of this Agreement and that money damages will be inadequate to fully remedy the injury. Accordingly, in the event of a breach or threatened breach of one or more of the provisions of this Agreement, any party to this Agreement who may be injured (in addition to any other rights and remedies that may be available to such Person under this Agreement, any other agreement or under any law) shall be entitled (without posting a bond or other security) to one or more preliminary or permanent orders (i) restraining and enjoining any act which would constitute a breach or (ii) compelling the performance of any obligation which, if not performed, would constitute a breach.
10.4. Amendment; Waivers. Except as otherwise provided in this Section 10.4, this Agreement may be amended, modified or supplemented, and waivers of or consents to departures from the provisions hereof may be given, from time to time only by a written instrument approved by the Manager; provided, however, that so long as any Senior Indebtedness is outstanding or the commitments under the Senior Credit Agreement have not been terminated, the Senior Agent must give its prior written consent to any amendment or modification of Sections 7.3(a), 7.4(b), 7.5, 7.7, 7.8, 10.4 or 10.12, which consent shall not be unreasonably withheld. Notwithstanding the foregoing to the contrary, the Manager shall have the right, without obtaining any consent of any of the Members, to amend this Agreement, including, but not limited to, Exhibit A hereto, as may be reasonably required to reflect any of the following transactions: (i) to reflect the admission of Substituted Members or Additional Members in accordance with the terms of this Agreement (including as a result of any additional Capital Contributions pursuant to Section 3.3 or the issuance of additional Common Units or other Membership Interests pursuant to Section 3.4), (ii) to reflect the change of any information set forth on Exhibit A (e.g., upon the Transfer of any Common Units by a Member), (iii) any amendments required in connection with the issuance of any new class of securities pursuant to Section 3.4, (iv) to cure any ambiguity or to correct or supplement any provision herein that may be inconsistent with any other provision herein, or (v) to delete or add any provision in this Agreement required to be deleted or added by a state “Blue Sky” commissioner or similar such official, which deletion or addition is deemed by such official to be for the benefit of the Members. Notwithstanding the foregoing, no amendment, modification or supplement to this Agreement shall be effective against a Member to the extent such amendment, modification or supplement (i) would materially adversely affect any Member’s interests in the Company or (ii) causes such Member to become personally liable for any obligation or the Company, unless, in either case, such Member expressly agrees in writing to such amendment, modification or supplement. Notwithstanding the foregoing, the prior written consent of (1) the Manager and (2) for so long as the Minority Member owns any Common Units in the Company, the Minority Member shall be required to effect an amendment, modification or supplement to Sections 3.3, 3.4(b), 4.1, 6.4, 7.5, 7.7, 7.8, 7.9 or 10.4 of this Agreement. The Members hereby specifically consent to an amendment of this Agreement from time to time in such manner as is reasonably determined by the Manager, upon the advice of counsel for the Company, to be necessary or reasonably helpful to ensure that the allocations of Profits and Losses and individual items thereof are given effect for federal income tax purposes, including any amendments determined by the Manager, in consultation with counsel to the Company, to be necessary to comply with the Regulations under Section 704 of the Code.
10.5. Arbitration; Submission to Jurisdiction.
(a) Subject to Section 10.3, with respect to disputes, problems or claims arising out of or in connection with this Agreement (“Disputes”), the Members shall, in good faith, use their reasonable best efforts to resolve any such Dispute. If after such efforts the Members are unable within ten (10) days of the arising of a Dispute to resolve such Dispute in good faith, they shall promptly mutually agree upon a qualified, independent third party experienced in the area in the Dispute to resolve such Dispute within thirty (30) days of the date the Dispute is first submitted to such independent third party. The determination(s) of such qualified, independent third party shall be final and binding for purposes of this Agreement. Notwithstanding the foregoing, in the event (i) such third party is unable to make a determination within said thirty (30) day period, or (ii) the Members are unable to agree upon a third party to resolve the Dispute, either party may submit to final and binding arbitration before JAMS, with an office located in Minneapolis, Minnesota, or its successor, pursuant to the Federal Arbitration Act, 9 U.S.C. Sec. 1 et seq. Either party may commence the arbitration process called for in this Agreement by filing a written demand for arbitration with

JAMS, with a copy to the other party. The arbitration will be conducted in Minneapolis, Minnesota, in accordance with the provisions of JAMS Streamlined Arbitration Rules and Procedures in effect at the time of filing of the demand for arbitration. The parties will cooperate with JAMS and with one another in selecting an arbitrator from JAMS panel of neutrals, and in scheduling the arbitration proceedings. The provisions of this Section 10.5(a) with respect to the arbitration before JAMS may be enforced by any court of competent jurisdiction, and the parties seeking enforcement shall be entitled to an award of all costs, fees and expenses, including attorneys fees, to be paid by the parties against whom enforcement is ordered. The fees and expenses of such arbitration shall be borne by the non-prevailing party, as determined by such arbitration. The parties hereto agree that this Section 10.5(a) has been included to rapidly and inexpensively resolve any disputes between them with respect to the matters described above, and that this paragraph shall be grounds for dismissal of any court action commenced by any party with respect to a dispute arising out of such matters.
(b) Consent to Jurisdiction. The parties hereto hereby irrevocably submit themselves to the exclusive jurisdiction of the courts of the State of Minnesota located in Hennepin County, Minnesota and to the jurisdiction of the United States District Court for the District of Minnesota for the purpose of enforcing any arbitration decision that may be issued pursuant to Section 10.5(a) hereof, obtaining any court order pursuant to Section 10.3 and bringing any other action that may be brought in connection with the provisions hereof. The parties hereto hereby individually agree that they shall not assert any claim that they are not subject to the jurisdiction of such courts, that the venue is improper, that the forum is inconvenient or any similar objection, claim or argument. Service of process on any of the parties hereto with regard to any such action may be made by mailing the process to such Persons by regular or certified mail to the address of such Person specified in Section 10.2.
10.6. GOVERNING LAW. ALL QUESTIONS CONCERNING THE CONSTRUCTION, VALIDITY AND INTERPRETATION OF THIS AGREEMENT AND THE EXHIBIT HERETO WILL BE GOVERNED BY THE INTERNAL LAW, AND NOT THE LAW OF CONFLICTS, OF THE STATE OF DELAWARE.
10.7. Disclosure. Notwithstanding anything in this Agreement which may imply the contrary, Dolan and its Affiliates may (i) disclose the existence of this Agreement and the terms and conditions hereof and/or (ii) file a copy of this Agreement required by applicable law, including, but not limited to, any applicable securities laws.
10.8. Descriptive Headings; Interpretation. The descriptive headings of this Agreement are inserted for convenience of reference only and do not constitute a substantive part of this Agreement. Whenever required by the context, any pronoun used in this Agreement shall include the corresponding masculine, feminine, or neuter forms, and the singular form of nouns, pronouns, and verbs shall include the plural and vice versa. The use of the word “including” in this Agreement shall be by way of example rather than by limitation. Reference to any agreement, document, or instrument means such agreement, document, or instrument as amended or otherwise modified from time to time in accordance with the terms thereof, and, if applicable, hereof. Without limiting the generality of the immediately preceding sentence, no amendment or other modification to any agreement, document, or instrument that requires the consent of any Person pursuant to the terms of this Agreement or any other agreement will be given effect hereunder unless such Person has consented in writing to such amendment or modification. The use of the words “or,” “either,” and “any” shall not be exclusive. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. Wherever a conflict exists between this Agreement and any other agreement, this Agreement shall control but solely to the extent of such conflict.
10.9. Severability. Each provision hereof shall be considered separable. The invalidity or unenforceability of any provisions hereof in any jurisdiction shall not affect the validity, legality or enforceability of the remainder hereof in such jurisdiction or the validity, legality or enforceability hereof, including any such provision, in any other jurisdiction, it being intended that all rights and obligations of the parties hereunder shall be enforceable to the fullest extent permitted by law. If, for any reason, any provision or provisions herein are determined to be invalid and contrary to any existing or future law, such invalidity shall not impair or affect the other provisions herein.
10.10. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which, when taken together, shall constitute one and the same document.
10.11. Attorneys’ Fees. In any action or proceeding brought to enforce any provision of this Agreement, or where any provision hereof is validly asserted as a defense, the prevailing party shall be entitled to recover reasonable attorneys’ fees and expenses from the non-prevailing party in addition to any other available remedy.
10.12. Binding Provisions. This Agreement is binding upon, and inures to the benefit of, the parties hereto and their respective heirs, executors, administrators, personal and legal representatives, successors, and permitted assigns; provided, however, so long as any Senior Indebtedness is outstanding or the commitments under the Senior Credit Agreement have not been terminated, the Senior Agent and the Senior Lenders shall have the rights granted them as third party beneficiaries under Sections 7.3(a), 7.4(b), 7.7 and 7.8 hereof.
10.13. Entire Agreement. This Agreement embodies the complete agreement and understanding among the parties and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.

10.14. Delivery by Facsimile or Other Electronic Transmission. This Agreement, and any amendments hereto, to the extent signed and delivered by means of a facsimile machine or other electronic transmission (including transmission in portable document format by electronic mail), shall be treated in all manner and respects and for all purposes as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. At the request of any party hereto, each other party hereto shall re-execute original forms thereof and deliver them to all other parties, except that the failure of any party to comply with such a request shall not render this Agreement, the agreements referred to herein, and each other agreement or instrument entered into in connection herewith or therewith or contemplated hereby or thereby, and any amendments hereto or thereto, invalid or unenforceable. No party hereto shall raise the use of a facsimile machine or other electronic transmission to deliver a signature, or the fact that any signature was transmitted or communicated through the use of a facsimile machine or other electronic transmission, as a defense to the formation or enforceability of a contract and each such party forever waives any such defense.
10.15 Third Party Beneficiary. The parties hereto hereby agree that each of the members of the Minority Member are a third party beneficiary of the rights of the Minority Member pursuant to Section 7.7 hereof and as such shall have the right to bring an action for a breach thereof.
[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned have executed this Third Amended and Restated Operating Agreement of discoverReady LLC as of the date first written above.

COMPANY: DISCOVERREADY LLC
By:	/s/ James P. Dolan
	Name:	James P. Dolan
	Title:	Vice President

MEMBERS: DOLAN MEDIA COMPANY
By:	/s/ James P. Dolan
	Name:	James P. Dolan
	Title:	Chairman, President and Chief Executive Officer

DR HOLDCO LLC
By:	/s/ James K. Wagner, Jr.
	Name:	James K. Wagner, Jr.
	Title:	CEO and Manager

[signature pages continued on next page]

With respect to Section 10.15 hereof, the members of the Minority Member listed below:

/s/ Steve Harber Steve Harber

/s/ Jim Wagner Jim Wagner

/s/ Paul Yerkes Paul Yerkes

/s/ David Shub David Shub

/s/ Parkhill Mays Parkhill Mays

EXHIBIT A
List of Members, Capital Contributions,
Common Units and Participating Percentages

Name, Address, Phone		Participating
and Fax of Member	Common Units	Percentage
Dolan Media Company
222 South Ninth Street, Suite 2300
Minneapolis, Minnesota 55402
Attention: James P. Dolan
Phone: (612) 317-9425
Fax: (612) 317-9434	850,000	85%

DR Holdco, LLC
55 Broadway, 21st Floor
New York, New York 10006
Attention: James K. Wagner
Steven R. Harber
Phone:
Fax:	150,000	15%

TOTAL	1,000,000	100%

EXHIBIT B
Form of Transfer Agreement

TRANSFER AGREEMENT
BETWEEN
[BUYING HOLDER(S)/DISCOVERREADY LLC/DOLAN MEDIA COMPANY]
AND
SELLING HOLDER
[                          , 20     ]

TRANSFER AGREEMENT
This TRANSFER AGREEMENT (the “Agreement”) is entered into as of [                          , 20     ] (the “Closing Date”), between [Buying Holder(s)/discoverReady LLC/Dolan Media Company] (the “Purchaser”) and DR Holdco LLC, a Delaware limited liability company (the “Seller”). Certain capitalized terms used but not otherwise defined herein shall have the meanings ascribed thereto in Section 5.1 hereof
RECITALS
WHEREAS, the Seller is the current record and beneficial owner of                      Common Units (the “Transferred Units”) of discoverReady LLC, a Delaware limited liability company (the “Company”);
WHEREAS, Purchaser and Seller are parties to that certain Third Amended and Restated Limited Liability Company Agreement of discoverReady LLC, dated as of November 2, 2009 (as may be amended, restated or otherwise modified from time to time, the “LLC Agreement”);
WHEREAS, [Purchaser is exercising its rights to purchase the Transferred Units under the LLC Agreement][Seller is exercising its rights to sell the Transferred Units under the LLC Agreement]; and
WHEREAS, Purchaser desires to purchase from Seller, and Seller desires to sell and transfer to Purchaser, Transferred Units for the consideration and upon the terms and conditions set forth herein.
NOW, THEREFORE, in consideration of the foregoing, of the mutual covenants and agreements herein contained and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereby agree as follows:
1. AGREEMENT TO SELL AND PURCHASE.
1.1 Sale and Purchase. Subject to the terms and conditions of this Agreement, Seller agrees to sell to Purchaser and Purchaser agrees to purchase from the Seller, the Transferred Units at a purchase price of $           per Transferred Unit.
1.2 Delivery. At the closing (a) the Seller will deliver to Purchaser certificates representing the Transferred Units, if applicable, duly endorsed (or accompanied by duly executed Transferred Unit transfer forms), for transfer to Purchaser, and (b) Purchaser will deliver to Seller the amount set forth on Seller’s signature page hereto (the “Purchase Price”).

2. REPRESENTATIONS AND WARRANTIES OF THE SELLER.
As an inducement to Purchaser to enter into and perform this Agreement, Seller hereby makes the following representations and warranties to Purchaser:
2.1 Organization and Good Standing. The Seller is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware. The Seller has the requisite company power and authority to execute and deliver this Agreement to be executed by it, to perform its obligations hereunder and to consummate the transactions contemplated hereby.
2.2 Authorization. The execution and delivery of this Agreement, and the performance by the Seller of its obligations hereunder, have been duly authorized by all necessary company action. This Agreement constitutes the legal, valid and binding obligations of the Seller enforceable against the Seller in accordance with the terms hereof or thereof except as enforcement hereof may be limited by applicable Insolvency Laws.
2.3 Ownership; No Liens. The Seller is the record and beneficial owner of all of the Transferred Units, which have been duly and validly issued, fully paid, and non-assessable, and the Seller owns such membership interests in the Company free and clear of all Liens and there are no outstanding preemptive rights, warrants, options or other rights to purchase, or unitholder, voting trust or similar Contracts outstanding with respect to, all or any portion of the Transferred Units. Other than as described in the LLC Agreement, upon consummation of the transactions contemplated by this Agreement, the Purchaser will be vested with marketable title to the Transferred Units sold and transferred by the Seller, free and clear of all Liens.
2.4 No Conflict
(a) Neither the execution and delivery of this Agreement by the Seller nor the performance by the Seller of the transactions contemplated hereby will, directly or indirectly:
(b) contravene, conflict with, or result in (with or without notice or lapse of time) a violation or breach of (i) any provision of the Organizational Documents of the Seller, (ii) any resolution adopted by the governing body of the Seller, or (iii) any Legal Requirement, Governmental Authorization, Contract or any Order to which the Seller may be subject; or
(c) give any Person or Governmental Entity the right (with or without notice or lapse of time) to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, modify, withdraw or suspend any Contract, Legal Requirement, Governmental Authorization or Order applicable to the Seller
2.5 No Consent Required. No Consent, notification, approval, Order or authorization of, or declaration, filing or registration with, any Person or Governmental Entity is required to be made or obtained by the Seller in connection with the authorization, execution, delivery, performance or lawful completion of this Agreement or the transactions contemplated hereby.

3. REPRESENTATIONS AND WARRANTIES OF PURCHASER.
As an inducement to Seller to enter into and perform this Agreement, Purchaser hereby makes the following representations and warranties to the Seller:
3.1 Organization and Good Standing. The Purchaser is a [corporation/limited liability company] duly organized, validly existing and in good standing under the laws of the State of Delaware. The Purchaser has the requisite company power and authority to execute and deliver this Agreement to be executed by it, to perform its obligations hereunder and to consummate the transactions contemplated hereby.
3.2 Authorization. The execution and delivery of this Agreement, and the performance by the Purchaser of its obligations hereunder, have been duly authorized by all necessary company action. This Agreement constitutes the legal, valid and binding obligations of the Purchaser enforceable against the Purchaser in accordance with the terms herein except as enforcement hereof may be limited by applicable Insolvency Laws.
3.3 No Conflict. Neither the execution and delivery of this Agreement by the Purchaser nor the performance by the Purchaser of the transactions contemplated hereby will, directly or indirectly:
(a) contravene, conflict with, or result in (with or without notice or lapse of time) a violation or breach of (i) any provision of the Organizational Documents of the Purchaser, (ii) any resolution adopted by its governing body, or (iii) any Legal Requirement, Governmental Authorization, Contract or any Order to which the Purchaser may be subject; or
(b) give any Person or Governmental Entity the right (with or without notice or lapse of time) to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, modify, withdraw or suspend any Contract, Legal Requirement, Governmental Authorization or Order applicable to the Purchaser.
4. COVENANTS AND AGREEMENTS.
4.1 Reasonable Efforts; Further Assurances; Cooperation. Subject to the other provisions hereof, each party shall use its reasonable, good faith efforts to perform its obligations hereunder and to take, or cause to be taken, and do, or cause to be done, all things necessary, proper or advisable under Legal Requirements to cause the transactions contemplated herein to be effected as soon as practicable, in accordance with the terms hereof and shall cooperate fully with each other and its officers, directors, employees, agents, counsel, accountants and other designees in connection with any step required to be taken as a part of its obligations hereunder.
4.2 Transfer Taxes. All transfer, documentary, sales, use, stamp, registration, value added and other such taxes and fees (including any penalties and interest) incurred in connection with the sale of the Transferred Units pursuant to this Agreement shall be paid by the Seller when due, and the Seller shall, at its own expense, file all necessary tax returns and other documentation with respect to all such taxes and fees.

5. DEFINITIONS.
5.1 Definitions. For the purposes of this Agreement, the following terms have the meanings set forth below:
“Contract” means any agreement, contract, license, lease, purchase order, obligation, promise, undertaking or other arrangement (whether written or oral and whether express or implied).
“Consent(s)” means any approval, consent, ratification, permission, waiver or authorization (including any Governmental Authorization).
“Governmental Authorization” means any approval, consent, license, permit, waiver, or other authorization issued, granted, given, or otherwise made available by or under the authority of any Governmental Entity or pursuant to any Legal Requirement.
“Governmental Entity” means any federal, state or local government (whether U.S. or foreign) or any court, administrative agency, commission or government authority acting under the authority of the federal or any state or local government.
“Insolvency Laws” means any bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar Legal Requirements affecting the enforcement of creditors rights generally, and general principles of equity (regardless of whether enforcement is considered in a proceeding in law or equity).
“Legal Requirement” means any requirement arising under any action, law, treaty, rule or regulation, determination or direction of a Governmental Entity.
“Liens” means any mortgage, pledge, lien, security interest, charge, claim, pledge or other encumbrance.
“Losses” means any liabilities (whether contingent, fixed or unfixed, liquidated or unliquidated, or otherwise), obligations, deficiencies, demands, claims, suits, actions, or causes of action, assessments, losses, costs, expenses, interest, fines, penalties, actual or punitive damages (including reasonable fees and expenses of attorneys, accountants and other experts).
“Order” means any award, injunction, judgment, order, ruling, subpoena, or verdict or other decision entered, issued, made, or rendered by any court, administrative agency, or other Governmental Entity or by any arbitrator.
“Organizational Documents” means (a) the articles or certificate of incorporation and the bylaws of a corporation; (b) any charter or similar document adopted or filed in connection with the creation, formation, or organization of a Person (e.g., a certificate of formation, articles of organization or certificate of limited partnership), and any agreement governing such Person (e.g., a limited liability company agreement, operating agreement or partnership agreement); and (c) any amendment to any of the foregoing.

“Person” means any individual, sole proprietorship, partnership, limited liability company, joint venture, trust, unincorporated association, corporation, other entity or government (whether federal, provincial, state, county, city or otherwise, including, but not limited to, any instrumentality, division, agency or department thereof).
“Purchaser Indemnified Party” means the Purchaser and its successors, assigns and affiliates and each of their respective equityholders, directors, managers, officers, employees, and agents.
“Seller Indemnified Party” means the Seller and its successors, assigns and affiliates and each of their respective equityholders, directors, managers, officers, employees, and agents.
6. INDEMNIFICATION.
6.1 Survival of Representations and Warranties. All representations and warranties contained herein or made in writing by any party in connection herewith will survive the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.
6.2 Indemnification by the Seller. From and after the Closing Date, the Seller agrees to indemnify, defend and hold harmless each Purchaser Indemnified Party forever from and against any and all Losses suffered, sustained or incurred by any Purchaser Indemnified Party relating to, resulting from, arising out of or otherwise by virtue of: (a) any inaccuracy in the representations or warranties of the Seller contained in this Agreement, or (b) the failure of the Seller to perform any of its covenants or obligations contained in this Agreement.
6.3 Indemnification by the Purchaser. From and after the Closing Date, the Purchaser agrees to indemnify, defend and hold harmless each Seller Indemnified Party forever from and against any and all Losses suffered, sustained or incurred by any Seller Indemnified Party relating to, resulting from, arising out of or otherwise by virtue of: (a) any inaccuracy in the representations or warranties of the Purchaser contained in this Agreement, or (b) the failure of the Purchaser to perform any of its covenants or obligations contained in this Agreement.
7. MISCELLANEOUS.
7.1 Waiver and Amendment. Any agreement on the part of a party to any extension or waiver of any provision hereof shall be valid only if set forth in an instrument signed on behalf of such party. This Agreement may not be amended, modified or supplemented, except by written agreement of the parties.
7.2 Entire Agreement. This Agreement and schedules and other documents referred to herein which form a part hereof contain the entire understanding of the parties hereto with respect to the subject matter hereof. This Agreement supersedes all prior agreements and understandings, oral and written, with respect to its subject matter.

7.3 Severability. Should any provision of this Agreement for any reason be declared invalid or unenforceable, such decision shall not affect the validity or enforceability of any of the other provisions of this Agreement, which other provisions shall remain in full force and effect and the application of such invalid or unenforceable provision to Persons or circumstances other than those as to which it is held invalid or unenforceable shall be valid and be enforced to the fullest extent permitted by law.
7.4 Binding Effect; Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, executors, successors and permitted assigns, but except as contemplated herein, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, directly or indirectly, by any party without the prior written consent of the other parties hereto, except that Purchaser may assign all or any portion of its rights hereunder to one or more of its Affiliates, provided that, no such assignment shall relieve Purchaser of its obligations hereunder.
7.5 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
7.6 Governing Law; Consent to Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the law of any jurisdiction other than the State of Delaware.
[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date set forth in the first paragraph hereof.

PURCHASER: [BUYING HOLDER(S)/DISCOVERREADY LLC/DOLAN MEDIA COMPANY]
By
Name:
Title:

SELLER: DR HOLDCO LLC
By
Name:
Title:

Transferred Units	Aggregate Purchase Price for Transferred Units

Common Units:	$

EXHIBIT C
As of the date hereof, the Holdco Percentage for each of the equity members of the Minority Member are as follows:

James K Wagner	36.0%
Steven R. Harber	36.0%
David Shub	13.1%
Parkhill Mays	2.1%
Paul Yerkes	2.9%